                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM U5S

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2000

       Filed pursuant to the Public Utility Holding Company Act of 1935 by

                                  Cinergy Corp.
                             139 East Fourth Street
                             Cincinnati, Ohio 45202

       (Name and address of each registered holding company in the system)

                                       TABLE OF CONTENTS
        ------------------------------------------------------------------------
Item
Number
------

 1    System Companies and Investments Therein as of December 31, 2000 .........

 2    Acquisitions or Sales of Utility Assets ..................................

 3    Issue, Sale, Pledge, Guarantee, or Assumption of System Securities .......

 4    Acquisition, Redemption, or Retirement of System Securities ..............

 5    Investments in Securities of Nonsystem Companies

 6    Officers and Directors

        Part I.    Name, principal business address, and positions held as of
                   December 31, 2000  ..........................................

        Part II.   Financial connections as of December 31, 2000  ..............

        Part III.  Compensation and other related information  .................

 7    Contributions and Public Relations .......................................

 8    Services, Sales, and Construction Contracts ..............................

        Part I.    Intercompany sales and service  .............................

        Part II.   Contracts to purchase services or goods between any system company and any affiliate ...................................

        Part III.  Employment of any person by any system company for the performance on a continuing basis of management services ....

 9    Exempt Wholesale Generators (EWGs) and Foreign Utility Companies (FUCOs)..

10    Financial Statements and Exhibits

        Index to Financial Statements ..........................................
        Exhibits ...............................................................

      Signatures ...............................................................

Item 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2000

                                                                         Number of
                                                                           Common      % of     Issuer's    Owner's
                                                                           Shares     Voting      Book       Book       Unsecured
                                   Name of Company                         Owned       Power     Value       Value         Debt
                                   ---------------                         -----       -----     -----       -----         -----
                   (Indentation indicates subsidiary relationship)                                    (dollars in thousands)

Cinergy Corp. (Cinergy)

   The Cincinnati Gas & Electric Company (CG&E)                           89,663,086     100   $1,695,830   $1,695,830         -
     Cinergy Beckjord, LLC* (2)                                                  N/A     100            -            -         -
     Cinergy Conesville, LLC* (3)                                                N/A     100            -            -         -
     Cinergy Dicks Creek, LLC* (4)                                               N/A     100            -            -         -
     Cinergy East Bend, LLC* (5)                                                 N/A     100            -            -         -
     Cinergy Killen, LLC* (6)                                                    N/A     100            -            -         -
     Cinergy Miami Fort, LLC* (7)                                                N/A     100            -            -         -
     Cinergy Stuart, LLC* (8)                                                    N/A     100            -            -         -
     Cinergy Woodsdale, LLC* (9)                                                 N/A     100            -            -         -
     Cinergy Zimmer, LLC* (10)                                                   N/A     100            -            -         -
     Cinergy Power Investments, Inc.* (11)                                       N/A     100            -            -         -
     The Union Light, Heat and Power Company (ULH&P)                         585,333     100      147,188      147,188         -
     Tri-State Improvement Company (Tri-State)                                 1,000     100       40,949       40,949    38,574
     Lawrenceburg Gas Company (Lawrenceburg)                                  10,768     100        7,328        7,328         -
     The West Harrison Gas and Electric Company (West Harrison) (12)           2,000     100          379          379         -
     Miami Power Corporation (Miami)                                           1,000     100           12           12         -
     KO Transmission Company (KO Transmission)                                    10     100          710          710         -

   PSI Energy, Inc. (PSI) (1)                                             53,913,701     100    1,133,695    1,133,695         -
     South Construction Company, Inc.* (South Construction)                       10     100            -            -         -

   Cinergy Services, Inc. (Services)                                              50     100       (3,118)      (3,118)        -
                                                                                                                               -
   Cinergy Investments, Inc. (Investments)                                       100     100       92,806       92,806         -
     Cinergy-Cadence, Inc.                                                       100     100       (3,678)      (3,678)        -
       Cadence Network, Inc. (Cadence)                                           N/A      15                                   -
     Cinergy Capital & Trading, Inc. (Capital & Trading)                         100     100       72,363       72,363         -
       CinCap MVC OpCo, LLC                                                      N/A     100          696          696         -
       CinCap IV, LLC (13)                                                       N/A      10       (2,179)      (1,279)        -
       CinCap V, LLC                                                             N/A      10       (1,304)      (1,304)        -
       CinCap VIII, LLC                                                          N/A     100      (14,327)     (14,327)        -
         VMC Generating Company                                                  N/A      50            -            -         -

Item 1.  SYSTEM  COMPANIES  AND  INVESTMENTS  THEREIN AS OF  DECEMBER  31,  2000
     (Continued)

                                                                         Number of
                                                                           Common       % of    Issuer's    Owner's
                                                                           Shares      Voting     Book       Book       Unsecured
                                   Name of Company                          Owned       Power     Value      Value        Debt
                                   ---------------                          -----       -----     -----      -----        ----

                   (Indentation indicates subsidiary relationship)                                   (dollars in thousands)
           CinCap VII, LLC                                                       N/A     100            -            -         -
           Duke Energy Madison, LLC                                              N/A     100            -            -         -
           Duke Energy Vermillion, LLC                                           N/A     100            -            -         -
       CinCap IX, LLC* (14)                                                      N/A     100            -            -         -
       CinCap X, LLC* (15)                                                       N/A     100            -            -         -
       Westwood Operating Company, LLC* (13)                                     N/A     100            -            -         -
       CinPower I, LLC                                                           N/A     100        2,794        2,794         -
       Cinergy Marketing & Trading, LLC                                          N/A     100       64,228       64,228         -
       Cinergy Transportation, LLC (16)                                          N/A     100          (57)         (57)        -
       SynCap I, LLC* (17)                                                       N/A     100            -            -         -
       SynCap II, LLC* (18)                                                      N/A     100            -            -         -
     Cinergy Telecommunications Holding Company, Inc.                            N/A     100            -            -         -
       Q-Comm Corporation (19)                                             3,976,965             33       (3,987)      (3,987)        -
       Lattice Communications, LLC                                               N/A      43           -             -         -
     Cinergy Engineering, Inc. (Engineering)                                     100     100      (16,184)     (16,184)        -
     Cinergy-Centrus, Inc.                                                       100     100          182          182         -
       Centrus, LLP                                                              N/A      33            -            -         -
     Cinergy-Centrus Communications, Inc.                                        500     100         (327)        (327)        -
     Cinergy Solutions Holding Company, Inc. (Solutions)                         100     100      (12,095)     (12,095)        -
       1388368 Ontario Inc.                                                      100     100           21           21         -
       3036243 Nova Scotia Company                                               100     100          587          587         -
         Cinergy Solutions Limited Partnership                                   N/A     100       21,660       21,660         -
       Vestar, Inc.                                                              500     100       (2,824)      (2,824)        -
         Vestar Limited                                                          N/A     100       (3,940)      (3,940)        -
             Keen Rose Technology Group Limited
            Optimira Controls, Inc. (20)
       Cinergy EPCOM, LLC                                                        N/A     100          (63)         (63)        -
       Cinergy EPCOM College Park, LLC                                           N/A     100           22           22         -
       Cinergy Solutions, Inc. (21)                                              N/A     100         (705)        (705)        -
        Cinergy Energy Solutions, Inc. (22)                                      N/A     100            -            -         -
        Cinergy GASCO Solutions, LLC (23)                                        N/A     100            -            -         -

Item 1.  SYSTEM  COMPANIES  AND  INVESTMENTS  THEREIN AS OF  DECEMBER  31,  2000
     (Continued)

                                                                         Number of
                                                                           Common      % of     Issuer's    Owner's
                                                                           Shares     Voting      Book       Book       Unsecured
                                   Name of Company                         Owned       Power      Value      Value         Debt
                                   ---------------                         -----       -----      -----      -----         ----
                   (Indentation indicates subsidiary relationship)                                    (dollars in thousands)
        Cinergy Solutions Partners, LLC (24)                                     N/A      50            -          -           -
        Green Power Holdings, LLC (25)                                           N/A      50            -          -           -
          Green Power G.P., LLC (26)                                             N/A      50            -          -           -
          Green Power Limited, LLC (27)                                          N/A      50            -          -           -
         Lansing Grand River Utilities, LLC (28)                                 N/A     100            -          -           -
        Oklahoma Arcadian Utilities, LLC (29)                                    N/A      41            -          -           -
        Shreveport Red River Utilities, LLC (30)                                 N/A      41          253        253           -
       Cinergy Solutions of Boca Raton, LLC* (31)                                N/A     100            -          -           -
       Cinergy Solutions of Tuscola, Inc.                                        100     100         (646)      (646)          -
       Energy Equipment Leasing LLC*                                             N/A      49            -          -           -
       Trigen-Cinergy Solutions LLC (Trigen-Cinergy)                             N/A      50        1,604      1,604           -
       Trigen-Cinergy Solutions of Ashtabula LLC                                 N/A      49        4,456      4,456           -
       Trigen-Cinergy Solutions of Baltimore LLC                                 N/A      49        1,268      1,268           -
       Trigen-Cinergy Solutions of Boca Raton, LLC                               N/A      51        3,395      3,395           -
       Trigen-Cinergy Solutions of Cincinnati LLC
         (Trigen-Cinergy                         Cincinnati)                     N/A      51          (88)       (88)          -
       Trigen-Cinergy Solutions of College Park, LLC                             N/A      49          386        386           -
       Trigen-Cinergy Solutions of Danville, LLC                                 N/A      49            -          -           -
       Trigen-Cinergy Solutions of Elmgrove, LLC* (32)                           N/A      51            -          -           -
       Trigen-Cinergy Solutions of Illinois L.L.C. *(Trigen-Cinergy Illinios     N/A      49            -          -           -
       Trigen-Cinergy Solutions of Lansing LLC                                   N/A      51            -          -           -
         Trigen/Cinergy - USFOS of Lansing LLC (33)                              N/A      41            -          -           -
       Trigen-Cinergy Solutions of Orlando LLC                                   N/A      51          142        142           -
       Trigen-Cinergy Solutions of Owings Mills LLC                              N/A      49           (8)        (8)          -
       Trigen-Cinergy Solutions of Owings Mills Energy
              Equipment Leasing, LLC                                             N/A      49            -          -           -
       Trigen-Cinergy Solutions of Rochester LLC                                 N/A      49        2,132      2,132           -
       Trigen-Cinergy Solutions of Silver Grove LLC                              N/A      49          100        100           -
       Trigen-Cinergy Solutions of St. Paul LLC                                  N/A      49            -          -           -
         St. Paul Cogeneration LLC                                               N/A      50            -          -           -
       Trigen-Cinergy Solutions of Tuscola, LLC                                  N/A      49        7,087      7,087           -
     Cinergy Supply Network, Inc.                                                500     100          (86)       (86)          -

Item 1.  SYSTEM  COMPANIES  AND  INVESTMENTS  THEREIN AS OF  DECEMBER  31,  2000
     (Continued)

                                                                         Number of
                                                                           Common      % of     Issuer's    Owner's
                                                                           Shares     Voting      Book       Book       Unsecured
                                   Name of Company                          Owned      Power      Value      Value         Debt
                                   ---------------                          -----      -----      -----      -----         ----
                   (Indentation indicates subsidiary relationship)                                   (dollars in thousands)
       Reliant Services, LLC                                                     N/A      50            -          -           -
        MPI Acquisitions (34)                                                    N/A      50            -          -           -
         Miller Pipeline Corporation (35)                                         50      50            -          -           -
     Cinergy Technology, Inc. (Technology)                                       100     100         (251)      (251)          -

   Cinergy Global Resources, Inc. (Global Resources)                             100     100       10,397     10,397           -
     Cinergy Global Power, Inc. (Global Power)                                   100     100      160,191    160,191           -
       Cinergy Global Chandler Holding, Inc. (36)                                100     100            -          -           -
        Cinergy Global Chandler I, Inc. (37)                                     100     100            -          -           -
       Cinergy Global Ely, Inc.                                                  100     100            -          -           -
         EPR Ely Power Limited                                               214,186      30            -          -           -
           EPR Ely Limited                                                 1,000,000     100            -          -           -
             Ely Power Limited*                                                    2     100            -          -           -
             Anglian Straw Limited                                             1,000     100            -          -           -
         Anglian Ash Limited (39)                                                100      30            -          -           -
       Cinergy Global Foote Creek, Inc.                                          100     100       14,786     14,786           -
         Foote Creek III, LLC                                                    N/A     100            -          -           -
       Cinergy Global Foote Creek  II, Inc.                                      100     100          940        940           -
         Foote Creek II, LLC                                                     N/A     100            -          -           -
       Cinergy Global Foote Creek IV, Inc. (40)                                  N/A     100           13         13           -
       Cinergy Global Power Services Limited                               1,001,000     100       20,221     20,221           -
         Cinergy Global Power Limited*                                             2     100            -          -           -
         MPI International Limited*                                                2     100            -          -           -
       Cinergy Global Power (UK) Limited                                     758,242     100       14,819     14,819           -
         Cinergy Global Trading Limited                                      184,908     100            -          -           -
           Commercial Electricity Supplies Limited* (41)                       6,000     100            -          -           -
           Renewable Trading Limited (42)                                          2     100            -          -           -
           UK Electric Power Limited (43)                                  3,658,242     100         (363)      (363)          -
       Cinergy Global San Gorgonio, Inc.                                         100     100       11,877     11,877           -
         San Gorgonio Westwinds II, LLC                                          N/A      50            -          -           -
       Cinergy Global Holdings, Inc.                                             500     100            -          -           -
         Cinergy Holdings B.V.                                                 7,652     100      147,703    147,703           -

Item 1.  SYSTEM  COMPANIES  AND  INVESTMENTS  THEREIN AS OF  DECEMBER  31,  2000
     (Continued)

                                                                         Number of
                                                                           Common      % of     Issuer's    Owner's
                                                                           Shares     Voting      Book       Book       Unsecured
                                   Name of Company                          Owned      Power      Value      Value        Debt
                                   ---------------                          -----      -----      -----      -----        ----
                   (Indentation indicates subsidiary relationship)                                   (dollars in thousands)
           Cinergy Zambia B.V.                                                 4,525     100       38,513     38,513           -
             Copperbelt Energy Corporation PLC (Copperbelt)                3,890,000    39.4            -          -           -
           Cinergy Turbines B.V.                                                 650     100        2,670      2,670           -
             EOS PAX I S.L. (EOS I)                                              485    48.5            -          -           -
             EOS PAX IIa S.L. (EOS II)                                           485    48.5            -          -           -
           Cinergy Hydro B.V.                                                130,001     100       98,604     98,604           -
             Cinergy Renovables Ibericas, S.A.                                85,908     100            -          -           -
                Age Inversiones en Medio Ambiente, S.L. (44)                  33,448      48            -          -           -
                Agrupacion Rubi, SA (45)                                       4,050      15            -          -           -
                Rubi Tractament Termic Eficient, SA (46)                      27,000      80            -          -           -
                Cinergy Global Power Iberia, S.A. (Iberia)                     1,000     100            -          -           -
                Escambeo, S.L.                                                 2,500      50            -          -           -
                Parque Eolico de Ascoy, S.A. (Ascoy)                           8,335    19.5            -          -           -
                Tractaments de Juneda, SA (47)                                91,500      15            -          -           -
                Ventoabrego, S.L.                                              2,500      50            -          -           -
                Sinergia Andaluza, S.L. (48)                                   2,408      40            -          -           -
                Corporacion Eolica, S.L. (49)                                 11,215      10            -          -           -
                Corporacion Eolica Aragonesa, S.A. (50)                      111,498     100            -          -           -
              Compania Productora de Energia para Consumo Interno, S.L. (51)  90,165      43            -          -           -
              EoloCrisa, S.L.* (52)                                              620     100            -          -           -
             Vendresse Limited*                                                    1     100            -          -           -
             Cinergy 1 B.V.                                                       50     100          (70)       (70)          -
               Cinergy Eesti OU (53)                                             N/A     100            -          -           -
                 Startekor Investeeringute OU (Startekor)                     26,800      67            -          -           -
                   Aktsiaselts Narva Elektrivork (Narva)                     843,137     100            -          -           -
             Cinergy Global Resources 1 B.V.                                     400     100       75,368     75,368           -
               Moravske Teplarny a.s. (Teplarny)                                  11     100       41,611     41,611           -
               Plzenska Energetika a.s. (Energetika)                     489,157,000     100       15,683     15,683           -
               Cinergy Global Polska Sp. Z.o.o. (54)                             159     100         (210)      (210)          -
               Cinergy Global Resources 1 Sp. Z.o.o. (55)                      9,999     100          371        371           -
               Cinergy Global Resources a.s.                                       2     100         (855)      (855)          -
               Cinergetika U/L a.s. (Cinergetika)                                701    99.9       22,606     22,606           -
               Energetika Chropyne a.s. (Chropyne)                               125     100        2,534      2,534           -
               Teplarna Otrokovice a.s. (Otrokovice)                          55,608      12            -          -           -
               Energy Customer Services s.r.o. (56)                              N/A     100            -          -           -

Item 1.  SYSTEM  COMPANIES  AND  INVESTMENTS  THEREIN AS OF  DECEMBER  31,  2000
     (Continued)

                                                                         Number of
                                                                           Common      % of     Issuer's    Owner's
                                                                           Shares     Voting      Book       Book       Unsecured
                                   Name of Company                          Owned      Power      Value      Value         Debt
                                   ---------------                          -----      -----      -----      -----         ----
             Cinergy 2 B.V.*                                                     500     100        2,585      2,585           -
               Desarrollo Eolico del Ebro S.A. (Desebro)                       3,608      50            -          -           -
               Northeolic Pico Gallo, S.L.                                       251    33.4            -          -           -
               Desarrollos Eolico El Aguila, S.A.                                130    11.5            -          -           -
               Sinergia Aragonesa, S.L.                                          200      20            -          -           -
           Baghabari I B.V.                                                      400     100            -          -           -
             Baghabari Power Company Limited                                       2      50            -          -           -
           Baghabari II B.V.                                                     400     100            -          -           -
             Baghabari Power Company Limited                                       2      50            -          -           -
           Cinergy South Africa Investments 1 B.V. (57)                       18,152     100       (1,202)    (1,202)          -
              Egoli Gas (Proprietary) (58)                                       950     100        6,001      6,001           -
           Cinergy Global 4 B.V.*                                             18,152     100            -          -           -
           Cinergy Global 5 B.V.* (59)                                        18,000     100            -          -           -
       Cinergy Global (Cayman) Holdings, Inc.*                                   100     100            -          -           -
         Cinergy Global Hydrocarbons Pakistan*                                   100     100            -          -           -
         Cinergy Global Tsavo Power                                              100     100            -          -           -
            IPS-Cinergy Power Limited (60)                                 3,968,547      48            -          -           -
               Tsavo Power Company Limited (61)                            8,233,500      50            -          -           -
         Cinergy Global Maranhao* (62)                                           100     100            -          -           -
         Cinergy MPI V, Inc.*                                                    100     100            -          -           -
         Cinergy MPI VI, Inc.*                                                   100     100            -          -           -
         Cinergy MPI VII, Inc.*                                                  100     100            -          -           -
         Cinergy MPI VIII, Inc.*                                                 100     100            -          -           -
         Cinergy MPI IX, Inc.*                                                   100     100            -          -           -
         Cinergy MPI X, Inc.*                                                    100     100            -          -           -
      Cinergy Global One, Inc. (63)                                              100     100       24,269     24,269           -
         CZECHPOL ENERGY spol, s.r.o. (64)                                       N/A     100        6,177      6,177           -
            Dneproline (65)                                                      N/A      59          431        431           -
            E-Line (66)                                                          N/A     100        6,814      6,814           -
            S-Line (67)                                                          N/A      60       (1,342)    (1,342)          -
            U-Line (68)                                                          N/A      95            -          -           -
            Czechpol Invest (69)                                                 N/A     100           32         32           -
            MEAS Brno, a.s. (70)                                                 N/A      33            -          -           -
            PEAS Praha, a.s. (71)                                                N/A      34            -          -           -
            Moravia Energo (72)                                                  N/A      23            -          -           -

Item 1.  SYSTEM  COMPANIES  AND  INVESTMENTS  THEREIN AS OF  DECEMBER  31,  2000
     (Continued)

                                                                         Number of
                                                                           Common      % of     Issuer's    Owner's
                                                                           Shares     Voting      Book       Book       Unsecured
                                   Name of Company                          Owned      Power      Value      Value         Debt
                                   ---------------                          -----      -----      -----      -----         ----

            SK Invest a.s. (73)                                                  N/A      49            -          -           -
       Midlands Hydrocarbons (Bangladesh) Limited (Semutang)               4,535,000     100            -          -           -
       Powermid No. 1                                                              2     100            -          -           -
       Cinergy Global Power Africa (Proprietary) Limited (74)                    100     100            -          -           -
     Cinergy UK, Inc.* (Cinergy UK)                                            1,000     100     (111,894)  (111,894)          -

   CinTec LLC (75)                                                               N/A     100            -          -           -
      CinTec I LLC (76)                                                          N/A     100            -          -           -
         eVent Resources I LLC (77)                                              N/A      80            -          -           -

   Cinergy Technologies, Inc. (78)                                               N/A     100       (1,365)    (1,365)          -
      Cinergy Ventures, LLC (79)                                                 N/A     100       (1,258)    (1,258)          -
      Cinergy Ventures II, LLC (80)                                              N/A     100            -          -           -
      Cinergy e-Supply Network, LLC (81)                                         N/A     100          (69)       (69)          -
      Cinergy One, Inc. (82)                                                     N/A     100            -          -           -
      Cinergy Two, Inc. (83)                                                     N/A     100            -          -           -

   Cinergy Wholesale Energy, Inc. (84)                                           N/A     100            -          -           -
      Cinergy Power Generation Services, Inc (85)                                N/A     100            -          -           -

   *       Inactive at December 31, 2000.
   -       Amounts are less than $1,000.
(a)       Estimated
           Notes are on the next page.

ITEM 1.  SYSTEM  COMPANIES  AND  INVESTMENTS  THEREIN AS OF  DECEMBER  31,  2000
     (Continued)

(1)  PSI also has voting cumulative  preferred stock outstanding at December 31,
     2000, as follows:

           Class                Shares outstanding           Vote per share
           -----                ------------------           --------------
       Par value $100                   347,592                    1 vote
       Par value $  25                  303,544                  1/4 vote

(2)  Cinergy  Beckjord,  LLC, an Ohio limited liability  company,  was formed to acquire CG&E's interest in Beckjord Generating Station.

(3)  Cinergy Conesville,  LLC, an Ohio limited liability company,  was formed to acquire CG&E's interest in Conesville Generating Station.

(4)  Cinergy Dicks Creek, LLC, an Ohio limited liability company,  was formed to acquire CG&E's interest in Dicks Creek Generating Station.

(5)  Cinergy East Bend, LLC, an Ohio limited  liability  company,  was formed to acquire CG&E's interest in East Bend Generating Station.

(6)  Cinergy  Killen,  LLC, an Ohio  limited  liability  company,  was formed to acquire CG&E's interest in Killen Generating Station.

(7)  Cinergy Miami Fort, LLC, an Ohio limited liability  company,  was formed to acquire CG&E's interest in Miami Fort Generating Station.

(8)  Cinergy  Stuart,  LLC, an Ohio  limited  liability  company,  was formed to acquire CG&E's interest in J.M. Stuart Generating Station.

(9)  Cinergy Woodsdale,  LLC, an Ohio limited liability  company,  was formed to acquire CG&E's interest in Woodsdale Generating Station.

(10) Cinergy  Zimmer,  LLC, an Ohio  limited  liability  company,  was formed to acquire CG&E's interest in Zimmer Generating Station.

(11) Cinergy Power Investments,  Inc., an Ohio corporation, was formed to be the direct holding company for the divested CG&E power plants.

(12) At December 31, 2000, West Harrison was a wholly owned subsidiary of CG&E.
     On January 2, 2001, CG&E sold its interest in West Harrison to PSI.
     Effective with the sale, West Harrison merged with and into PSI with PSI being the surviving corporation.

(13) In the third quarter of 2000 the assets of Westwood Operating Company,  LLC were sold to a third party.

(14) CinCap IX, LLC, a Delaware limited liability company, was formed to develop a future EWG site.

(15) CinCap X, LLC, a Delaware limited liability company,  was formed to develop a future EWG site.

(16) Cinergy Transportation, LLC, a Delaware limited liability company, collects gas on specific inside FERC Hubs.

(17) SynCap I, LLC, a Delaware limited liability company, purchased a plant that will yield an enhanced coal product.

(18) SynCap II, LLC, a Delaware limited liability company,  tests new technology of turning high sulfur coal to low sulfur coal.

(19) Q-Comm  Corporation  (Q-Comm),  a  Delaware  company,  is  a  full  service telecommunications  provider focusing on Tier 2-4 cities using a facilities based approach utilizing the latest  technology.  Q-Comm is currently in an aggressive growth mode,  putting in place the fiber optic cable,  switching equipment,  the back office support,  and the sales/marketing  plan to grow significantly as a telecommunications player.

(20) Optimira  Controls,   Inc.,  an  Ontario  company,  markets  energy-related
     services to industrial and commercial customers in Canada.

(21) Cinergy Solutions, Inc., a Delaware company, conducts certain project-related preliminary developmental activities, principally related to congeneration projects.

(22) Cinergy  Energy  Solutions,  Inc.,  a  Delaware  company,  holds an  equity investment in a company that holds landfill projects.

(23) Cinergy  GASCO  Solutions,  LLC,  a  Delaware  limited  liability  company, acquired four landfill gas companies in conjunction with Zapco.

(24) Cinergy Solutions  Partners,  LLC, a Delaware limited liability company, is jointly owned 50% by Cinergy Solutions,  Inc. and 50% by IPP Ventures, LLC.
     The joint venture will  participate  in future a PURPA partner  transaction and is currently seeking regulatory approval.

(25) Green Power Holdings, LLC, a Delaware limited liability company, is jointly owned 50% by Cinergy Solutions,  Inc. and 50% by BP Global Power Corp (BP).
     The joint  venture is the  holding  company  for BP and  Solutions  limited partnerships in Texas City and the Chocolate Bayou.

(26) Green Power G.P., LLC, a Delaware limited  liability  company,  is the sole general partner of Green Power Limited, LLC.

(27) Green Power Limited, LLC, a Delaware limited liability company, sells steam and  electricity  to BP at its Texas City and Chocolate  Bayou  facilities.
     Green Power Limited will, LLC also operate and maintain existing facilities and  construct,  own and  operate  new  cogeneration  facilities  at  these locations.

(28) Lansing Grand River Utilities,  LLC, a Michigan limited liability  company, leases employees to Trigen/Cinergy-USFOS of Lansing LLC.

(29) Oklahoma Arcadian Utilities,  LLC, a Oklahoma limited liability company, is owned 40.8% by Cinergy Solutions, 20% by U.S. Filter Operating Services and
     39.2% by Trigen  Solutions.  The joint  venture will  purchase from General
     Motors  Corporation  (GMC) its central  utilities  complex located at GMC's vehicle assembly plant in Oklahoma City

(30) Shreveport Red River Utilities, LLC, a Louisiana limited liability company, is owned by Cinergy Solutions,  U.S. Filter Operating Services,  and Trigen
     Solutions.  The joint venture will purchase from GMC its central  utilities complex located at GMC's vehicle assembly plant in Shreveport.

(31) Cinergy Solutions of Boca Raton, LLC, a Delaware limited liability company, will  construct  and operate  certain  energy  facilities  at a  commercial facility in Boca Raton.

(32) Trigen-Cinergy  Solutions of Elmgrove,  LLC, a Delaware  limited  liability company,  will provide energy services at a  manufacturing  facility in New
     York.

(33) Trigen/Cinergy  - USFOS of  Lansing,  LLC,  a  Delaware  limited  liability company,  is  owned  20% by  U.S.  Filter  Operating  Services  and  80% by
     Trigen-Cinergy  Solutions  of  Lansing,  LLC.  Trigen/Cinergy  -  USFOS  of
     Lansing, LLC constructs and provides energy services to a GMC manufacturing facility in Lansing, Michigan.

(34) MPI Acquisitions,  an Indiana company, is owned by Reliant, services, joint venture  between  Cinergy and Vectren  Corporation.  MPI  Acquisitions  was
     formed to hold the invest in Miller Pipeline Corporation.

(35) Miller Pipeline  Corporation,  an Indiana corporation,  is owned by Reliant
     Services, a joint venture between Cinergy and Vectren  Corporation.  Miller
     Pipeline  performs  natural  gas and water  distribution  and  transmission construction, repair and rehabilitation projects.

(36) Cinergy Global Chandler Holding,  Inc., a Delaware company,  holds the 100%
     interest in Cinergy Global Chandler I, Inc.

(37) Cinergy  Global  Chandler  I,  Inc.,  a  Delaware  company,  holds the 100%
     interest in Chandler Wind Partners, LLC.

(38) Chandler Wind Partners,  LLC, a Delaware limited  liability  company,  is a wind farm  located  in  Chandler,  Minnesota  with an  electric  generating capacity of 2 MW.

(39) Anglian Ash Limited,  an English  company,  is jointly owned 30% by Cinergy
     Global Ely,  Inc. and 70% by Energy Power  Resources  Limited.  Anglian Ash
     Limited markets bottom ash and fly ash, the by-products of burning straw at
     Ely, for fertilizer.

(40) Cinergy  Global Foote Creek IV, Inc.,  a Delaware  company,  is a wind farm located near Laramie,  Wyoming with an electric  generation  capacity of 17
     MW.

(41) Commercial  Electricity  Supplies Limited, an English company, was acquired with UK Electric Power Limited.

(42) Renewable  Trading Limited,  an English company,  trades "green tickets" or green power credits in the United Kingdom.

(43) UK Electric Power Limited, an English company, is an electricity  supplier, specializing  in providing  diverse  industrial and  commercial  customers'
     energy requirements.

(44) Age Inversiones en Medio Ambiente,  S.L., a Spanish company, owns shares in
     companies   developing   biomass   facilities   which  generate   renewable
     electricity from agricultural waste.

(45) Agrupacion  Rubi,  SA, a Spanish  company holds the 80%  investment in Rubi
     Tractament Termic Eficient, S.A..

(46) Rubi Tractament  Termic Eficient,  SA, a Spanish company,  that is a sludge conversion facility which treats,  through a drying process, the waste from water purification.  Six natural gas-fired engines produce electricity,  as well as an exhaust gas which dries the sludge for use as fertilizer.  The 7
     MW biomass project is currently under construction.

(47) Tractaments de Juneda,  SA, a Spanish  company,  is a pig slurry  treatment facility utilizing digestion and drying processes.  Pig litter is fermented into biogas (which is mixed with natural gas to produce  electricity) and a wet matter (which is dried into fertilizer).

(48) Sinergia  Andaluza,  S.L., a Spanish company,  was formed to pursue certain development projects in Spain.

(49) Corporacion  Eolica,  S.L., a Spanish  company,  is the holding company for
     Corporacion Eolica Aragonesa, S.A.

(50) Corporacion Eolica Aragonesa, S.A., a Spanish company, owns three operating wind farms in the Aragon region of northeast Spain.

(51) Compania  Productora  de Energia  para  Consumo  Interno,  S.L.,  a Spanish company, was formed to develop two 15 MW pig slurry treatment plants.

(52) EoloCrisa,  S.L., a Spanish company, was formed for project development and will be merged with Corporacion Eolica Aragonesa, S.A. in the future.

(53) Cinergy Eesti OU, an Estonia company, is the holding company for Startekor.

(54) Cinergy Global Polska Sp. Z.o.o., a Polish company, is a management company in Warsaw, Poland.

(55) Cinergy Global Resources 1 Sp. Z.o.o., a Polish company, was formed for the purpose of acquiring a project company in Poland.

(56) Energy Customer  Services,  s.r.o., a Czech Republic company,  is an energy consulting company.

(57) Cinergy  South Africa  Investments  1 B.V., a  Netherlands  company,  holds
     Cinergy's ownership in Egoli Gas (Proprietary) Limited.

(58) Egoli Gas (Proprietary)  Limited (Egoli), a South African company, is a gas
     distribution   company   formerly   owned  by  the   Greater   Johannesburg
     Metropolitan Council.  Egoli owns and operates 1,600 kilometers of high and low pressure gas mains and gas storage facilities located in and around the city of Johannesburg. The company sells gas at retail to 14,000 customers.

(59) Cinergy  Global 5 B.V., a Netherlands  company,  was formed for future FUCO project developments and acquisitions.

(60) IPS - Cinergy Power Limited, a Kenyan company,  holds the 48.2% interest in
     Tsavo Power Company Limited.

(61) Tsavo Power Company Limited, a Kenyan company, is a 74 MW power plant under construction  at Mombassa,  Kenya's main seaport.  The facility will run on heavy fuel oil. Power will be sold to Kenya Power and Lighting  Corporation through a 20-year Purchased Power Agreement.

(62) Cinergy  Global  Maranhao,   a  Cayman  Islands  company,  was  formed  for
     utilization in connection with future EWG/FUCO acquisitions.

(63) Cinergy Global One, Inc., a Delaware  corporation,  holds the 100% interest in CZECHPOL ENERGY spol s.r.o., a structured transaction business.

(64) CZECHPOL  ENERGY  spol,  s.r.o.,  a  Czech  Republic  company,  engages  in structured,  cross border power  transactions.  The company sources fuel to power  plants in Central and  Eastern  Europe,  imports  and exports  power throughout numerous European countries,  and is active in the marketing and trading of  physical  energy  products  including  excess  production  from
     Cinergy's plants in the surrounding region.

(65) Dneproline, an Ukraine company, is a subsidiary of CZECHPOL ENERGY spol, s.r.o.

(66) E-Line, a Swiss company,  administers  coal-electricity barter transactions and  subsequently  sells the energy to  European  countries  other than the
     Czech Republic.  Usually coal is imported from Poland to the Ukraine, where it is then used to produce electricity.

(67) S-Line,  a Slovakian  company,  purchases  metering  equipment  that allows remote  control of the system in  Slovakia  and then  leases it on to local distribution utilities.

(68) U-Line, an Ukraine company, is a subsidiary of CZECHPOL ENERGY spol, s.r.o.

(69) Czechpol Invest, an Ukraine company, is a subsidiary of CZECHPOL ENERGY spol, s.r.o.

(70) MEAS Brno, a.s., a Czech Republic  company,  is an intermediate  that sells power to local energy distributors and centralizes the purchase of energy.

(71) PEAS Praha,  a.s., a Czech Republic company,  is an intermediate that sells power to local energy distributors and centralizes the purchase of energy.

(72) Moravia Energo, a Czech Republic company, is a subsidiary of CZECHPOL
     ENERGY spol, s.r.o.

(73) SK Invest a.s., a Czech Republic company, is a subsidiary of CZECHPOL
     ENERGY spol, s.r.o.

(74) Cinergy Global Power Africa  (Propietary)  Limited, a South Africa company, was formed to  achieve  ground  presence  in South  Africa  through a local
     office  that  provides   development  and  asset  management  services  for
     Cinergy's investments in the southern regions of Africa.

(75) CinTec LLC, a Delaware limited liability company, is an internet based technology company.

(76) CinTec I LLC, a Delaware limited liability company, is an internet based technology company.

(77) eVent Resources,  LLC, a Delaware limited liability  company,  is organized primarily  for the objective  and purpose of  acquiring,  owning,  holding, controlling,  managing,  financing,  building, operating, and liquidating a network of companies,  engaged  primarily in businesses that take advantage of investment  opportunities  arising from the deregulation of the electric utility industry,  including  investments in power  generation,  new energy technology,  and  telecommunications,  whether  through 100% ownership or a
     smaller  percentage  ownership,  including,  where  appropriate,   minority
     ownership.

(78) Cinergy Technologies,  Inc., a Delaware company, is the holding company for our technology-related investments.

(79) Cinergy  Ventures,  LLC, a Delaware  limited  liability  company,  has been formed for the  purpose  of  pursuing  technology  equity  investments  and running  technology  pilots. In addition,  Cinergy Ventures will manage the development of a proposed venture with Convergent Group and the development of the Cinergy Energy Portal.

(80) Cinergy Ventures II, LLC, a Delaware limited liability company,  was formed as the vehicle to hold certain energy-related interests.

(81) Cinergy e-Supply Network,  LLC, a Delaware limited liability  company,  was formed for the purpose of holding the Pantellos Corp.  investment which was previously held by Cinergy Communications, Inc.

(82) Cinergy One, Inc., a Delaware limited  company,  was formed for the purpose of  holding  non-regulated,  energy-related  activities  under  the  Public
     Utility Holding Company Act of 1935.

(83) Cinergy Two, Inc., a Delaware  limited  company,  will apply to the Federal
     Communications  Commission  to  be  an  exempt  telecommunication  company.
     Cinergy Two, Inc. will hold non-regulated investments which are required to be an exempt  telecommunication  company, and will initially market certain web site development and hosting services.

(84) Cinergy Wholesale Energy,  Inc., an Ohio company,  is anticipated to be the holding  company  for  the  non-utility  businesses,  including  the  GENCO subsidiaries, which will own the divested CG&E generating stations.

(85) Cinergy Power Generation Services,  Inc., a Delaware company, was formed to provide  operations and management  services to divested CG&E power plants, as well as PSI Energy,  Inc. power plants, and eventually third party power plants.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

At December 31, 2000, West Harrison was a wholly owned subsidiary of CG&E.  On
January 2, 2001, CG&E sold its interest in West Harrison to PSI for $337,421
(book value).  Effective with the sale, West Harrison merged with and into PSI.

ITEM 3. ISSUE,  SALE,  PLEDGE,  GUARANTEE,  OR ASSUMPTION  OF SYSTEM  SECURITIES

                                                                      Principal Amount
                                                                       or Stated Value
                                                                       ---------------
                                       Name of
                                   Company Issuing,
       Name of Issuer             Selling, Pledging,             Pledged,
            and                    Guaranteeing, or    Issued  Guaranteed,    Date of                      Commission
       Title of Issue             Assuming Securities and Sold or Assumed   Transaction  Proceeds          Authorization
       --------------             ------------------- --------- ----------   ----------- --------          -------------
                                                                      (in thousands)

PSI
                                                                                                    Rule 52 (See certificate
Series 2000A, Pollution Control Revenue                                                             of notification on form U-6B-2
   Refunding Bond, due May 1, 2035          PSI        $44,025                05/16/00 $43,381,700  filed on August 10, 2000.)
                                                                                                    Rule 52 (See certificate
Series 2000B, Pollution Control Revenue                                                             of notification on form U-6B-2
   Refunding Bond, due April 1, 2022        PSI         10,000                05/16/00  $9,854,208  filed on August 10, 2000.)

ITEM 4.  ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES

                                                                        Principal
                                       Name of Company      Number of     Amount                 Extinguished (E) or Commission
                                     Acquiring, Redeeming,   Shares      Retired    Consideration  Held for Further  Authorization
 Name of Issuer and Title of Issue  or Retiring Securities  Redeemed    (thousands)  (thousands)    Disposition (D)  or Exemption
 ---------------------------------  ---------------------- ----------- ------------- -----------    ---------------  ------------

PSI

First Mortgage Bonds
 7 3/8% Series TT due March 15, 2012          PSI                       $10,000                           E             Rule 42
 7 1/2% Series UU due March 15, 2015          PSI                        14,250                           E             Rule 42
  5.60% Series YY due February 15, 2023       PSI                        29,945                           E             Rule 42

  6.35% Debentures due November 15, 2006      PSI                        99,950                           E             Rule 42
  6.00% Rural Utilities Service Obligation    PSI                           871                           E             Rule 42

Secured Medium-term Notes
  5.61% to 5.78% MTN Series B due September
    18, and September 27, 2000                PSI                        31,000                           E             Rule 42

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

           Aggregate Amount of
         Investments in Persons
         (Entities) Operating in    Number of
Name of  Retail Service Area         Persons
Company  of Owner (in thousands)   (Entities)                           Description of Persons (Entities)(1)
-------  -----------------------     ----------                           ------------------------------------
                                             Limited partnerships which own, rehabilitate, and maintain apartment buildings for low
CG&E       $      60                    3    income housing

CG&E             466                    2    Limited partnerships which invest in small and minority- or female-owned businesses

CG&E              15                    2    Community improvement fund

ULH&P              2                    2    Economic development corporation
                                             Limited partnerships which make long-term investments in Indiana and other Midwestern
PSI            2,109                    3    businesses

PSI              477                    1    Limited partnership which invests in start-up companies

PSI                5                    1    Economic development corporation

PSI               14                    1    Manufacturer of construction materials

PSI                3                    1    Economic development corporation

PSI                1                    1    Economic development corporation

Ventures       6,667                    1    Limited liability corporation which invests in projects relating to downtown Cincinnati

(1)  All  of  PSI's  investments  in  securities,  except  for  its  partnership interests,  represent bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES (Continued)

2.   Securities not included in Item 5, No. 1:

                                                                                                                Owner's
Name of       Name of                 Description          Number of       % of        Nature of               Book Value
Company       Issuer                  of Security           Shares     Voting Power    Business              (in thousands)
-------       ------                  -----------           ------     ------------    --------              --------------

           Ohio Valley Electric
CG&E       Corp.                     Common stock              9,000       9%     Public Utility              $     900

                                                                                  Shopping Mall in
PSI        Circle Center Mall        Limited partnership         N/A       N/A    Indianapolis, Indiana           3,015

                                                                                  Invests in minority-owned
PSI        Lynx Capital Corp.        Stock                        25       (1)    businesses                        127

           Nth Power Technology                                                   Invests in energy
Cinergy    Fund I, L. P.             Limited partner             N/A       N/A    technology companies            2,800

           Nth Power Technology                                                   Invests in energy
Ventures   Fund I, L.P.              Limited partner             N/A       N/A    technology companies           11,543

                                                                                  Internet based technology
Ventures   Mainstreet                Preferred Stock         812,500       (1)    company                        12,000

                                                                                  Internet based technology
Ventures   Convergent Group          Preferred Stock       2,166,561       2.5%   company                         6,066

                                                                                  Internet based technology
Ventures   Enermetrix                Preferred Stock       1,500,000       4.3%   company                        15,000

           Configured Energy                                                      Internet based technology
Ventures   Systems                   Preferred Stock       1,027,535       7.14%  company                        10,001

           Blue Chip Capital
Ventures   Fund III                  Limited Partner             N/A       N/A    Community Development           8,295

Cinergy                                                                           Internet based technology
e-Supply   E-Consortium              Preferred Stock         443,921       4.58%  company                         4,439

(1)  Not available

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000

Part I

                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy

James K. Baker (c)                                              D
Michael G. Browning (d)                                         D
Phillip R. Cox (e)                                              D
John A. Hillenbrand II (g)                                      D
George C. Juilfs (h)                                            D
Thomas E. Petry (j)                                             D
Mary L. Schapiro (q)                                            D
Jackson H. Randolph (a)                                         D
James E. Rogers (a)                                             D, CM, P, CEO
John J. Schiff, Jr. (k)                                         D
Philip R. Sharp, Ph.D. (l)                                      D
Dudley S. Taft (n)                                              D
John Bryant (p)                                                 VP
Michael J. Cyrus (a)                                            VP
James L. Turner (a)                                             VP
William J. Grealis (a)                                          EVP, CS
J. Joseph Hale, Jr. (a)                                         VP
M. Stephen Harkness (b)                                         VP
Donald B. Ingle, Jr. (a)                                        VP
Lisa D. Gamblin (a)                                             VP, T
Bernard F. Roberts (a)                                          VP, C
Larry E. Thomas (a)                                             GP
Charles J. Winger (a)                                           VP, ACFO
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
John E. Polley (a)                                              AS
Jerome A. Vennemann (a)                                         AS, GC, VP
Kimberly S. Carlson (a)                                         AC
Julia S. Janson (a)                                             S

CG&E

James E. Rogers (a)                                             D, CM, CEO
James L. Turner (a)                                             D, VP
William J. Grealis (a)                                          EVP, CS
J. Joseph Hale, Jr.(a)                                          D, P
Michael J. Cyrus (a)                                            VP
Lisa D. Gamblin (a)                                             VP, T
Bernard F. Roberts (a)                                          VP, C
Larry E. Thomas (a)                                             GP
Jerome A. Vennemann (a)                                         VP, S, GC
Wendy L. Aumiller (a)                                           AT
Julia S. Janson (a)                                             AS
Kimberly S. Carlson (a)                                         AC
Charles J. Winger (a)                                           VP, ACFO

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I

                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Beckjord, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

Cinergy Conesville, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

Cinergy Dicks Creek, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy East Bend, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

Cinergy Killen, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

Cinergy Miami Fort, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Stuart, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

Cinergy Woodsdale, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

Cinergy Zimmer, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julia S. Janson (a)                                             AS

Cinergy Power Investments, Inc.

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP, CFO
Robert C. McCarthy (a)                                          VP, CRO
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           D, VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy Aumiller (a)                                              AT
Julie S. Janson (a)                                             AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

ULH&P

James E. Rogers (a)                                             D, CM, CEO
James L. Turner (a)                                             D, VP
Charles J. Winger (a)                                           D, VP, ACFO
Larry E. Thomas (a)                                             GP
William J. Grealis (a)                                          EVP, CS
J. Joseph Hale, Jr. (a)                                         P
Michael J. Cyrus (a)                                            VP
Lisa D. Gamblin (a)                                             VP, T
Bernard F. Roberts (a)                                          VP, C
Jerome A. Vennemann (a)                                         VP, GC, S
Wendy L. Aumiller (a)                                           AT
Julia S. Janson (a)                                             AS
Kimberly S. Carlson (a)                                         AC

Tri-State

James E. Rogers (a)                                             D
James L. Turner (a)                                             D
Charles J. Winger (a)                                           D, VP
J. Joseph Hale, Jr. (a)                                         P
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Julia S. Janson (a)                                             AS
Wendy L. Aumiller (a)                                           AT
Gregory C. Ficke (a)                                            VP

Lawrenceburg

James E. Rogers (a)                                             D, CM, CEO
Vincent E. Andres (a)                                           D
Bernard L. Huff (a)                                             D
James L. Turner (a)                                             VP
William J. Grealis (a)                                          EVP, CS
J. Joseph Hale, Jr. (a)                                         P
Michael J. Cyrus (a)                                            VP
Charles J. Winger (a)                                           VP, ACFO
Larry E. Thomas (a)                                             GP
Lisa D. Gamblin (a)                                             VP, T
Bernard F. Roberts (a)                                          VP, C
Jerome A. Vennemann (a)                                         VP, S, GC
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Kimberly S. Carlson (a)                                         AC
Julia S. Janson (a)                                             AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

West Harrison

James E. Rogers (a)                                             D, CM, CEO
Vincent E. Andres (a)                                           D
Bernard L. Huff (a)                                             D
James L. Turner (a)                                             VP
Michael J. Cyrus (a)                                            VP
William J. Grealis (a)                                          EVP, CS
J. Joseph Hale, Jr. (a)                                         P
Charles J. Winger (a)                                           VP, ACFO
Bernard F. Roberts (a)                                          VP, C
Larry E. Thomas (a)                                             GP
Jerome A. Vennemann (a)                                         VP, GC, S
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Kimberly S. Carlson (a)                                         AC
Julia S. Janson (a)                                             AS
Lisa D. Gamblin (a)                                             VP, T

Miami

James E. Rogers (a)                                             D, CM, CEO
Vincent E. Andres (a)                                           D
Bernard L. Huff (a)                                             D
James L. Turner (a)                                             VP
Michael J. Cyrus (a)                                            VP
William J. Grealis (a)                                          EVP, CS
J. Joseph Hale, Jr. (a)                                         P
Charles J. Winger (a)                                           VP, ACFO
Bernard F. Roberts (a)                                          VP, C
Lisa D. Gamblin (a)                                             VP, T
Larry E. Thomas (a)                                             GP
Jerome A. Vennemann (a)                                         VP, GC, S
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Kimberly S. Carlson (a)                                         AC
Julia S. Janson (a)                                             AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

KO Transmission

James E. Rogers (a)                                             D, CM, CEO
James L. Turner (a)                                             D, VP
Charles J. Winger (a)                                           D, VP, ACFO
Michael J. Cyrus (a)                                            VP
William J. Grealis (a)                                          EVP, CS
J. Joseph Hale, Jr. (a)                                         P
Bernard F. Roberts (a)                                          VP, C
Lisa D. Gamblin (a)                                             VP, T
Larry E. Thomas (a)                                             GP
Jerome A. Vennemann (a)                                         VP, GC, S
Wendy L. Aumiller (a)                                           AT
Kimberly S. Carlson (a)                                         AC
Julia S. Janson (a)                                             AS

PSI

James K. Baker (c)                                              D
Michael G. Browning (d)                                         D
John A. Hillenbrand II (g)                                      D
James E. Rogers (a)                                             D, CM, CEO
Vicky A. Bailey (b)                                             D, P
Michael J. Cyrus (a)                                            VP
William J. Grealis (a)                                          EVP, CS
Charles J. Winger (a)                                           VP, ACFO
Bernard F. Roberts (a)                                          VP, C
Lisa D. Gamblin (a)                                             VP, T
Larry E. Thomas (a)                                             GP
Wendy L. Aumiller (a)                                           AT
Kimberly S. Carlson (a)                                         AC
Julia S. Janson (a)                                             AS
Jerome A. Vennemann (a)                                         VP, GC, AS
James L. Turner (a)                                             VP
Ronald J. Brothers (b)                                          AS
John B. Scheidler (b)                                           AS

South Construction

Vicky A. Bailey (b)                                             D, P
James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
Gregory C. Ficke (a)                                            VP
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Julia S. Janson (a)                                             AS
John B. Scheidler (b)                                           AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Services

James E. Rogers (a)                                             D, CM, P, CEO
Todd W. Arnold (a)                                              VP
Michael J. Cyrus (a)                                            D, VP
Douglas F. Esamann (a)                                          VP
Gregory C. Ficke (a)                                            VP
Lisa D. Gamblin (a)                                             VP, T
William J. Grealis (a)                                          D, EVP, CS
J. Joseph Hale, Jr. (a)                                         VP
M. Stephen Harkness (b)                                         VP
Donald B. Ingle, Jr. (a)                                        D, VP
Ronald R. Jackups (a)                                           VP
Paul E. King (a)                                                VP
Charles J. Winger (a)                                           D, VP, ACFO
Leigh J. Pefley (a)                                             VP
John C. Procario (a)                                            VP
Leonard C. Randolph (a)                                         VP
Bernard F. Roberts (a)                                          VP, C
Joseph W. Toussaint (a)                                         VP
John P. Steffen (a)                                             VP
Larry E. Thomas (a)                                             D, GP
James L. Turner (a)                                             D, VP
William F. Tyndall (a)                                          VP
Arturo Vivar (a)                                                VP
Patricia K. Walker (a)                                          VP
P. Craig Weida (a)                                              VP
James H. Willis (b)                                             VP
Jerome A. Vennemann (a)                                         VP, GC, S
Wendy L. Aumiller (a)                                           AT
Kimberly S. Carlson (a)                                         AC
Ronald J. Brothers (b)                                          AS
David L. Wozney (a)                                             VP
Timothy L. McCabe (a)                                           VP
Sherri N. Rutherford (a)                                        VP
Vicky A. Bailey (b)                                             VP
Russell K. Campbell (a)                                         VP
Caryn Griffith (b)                                              VP
J. Thomas Mason (a)                                             VP
Robert C. McCarthy (a)                                          VP
Ronald R. Monson (a)                                            VP
Barry E. Pulskamp (a)                                           VP
John J. Roebel (a)                                              VP
Jim L. Stanley (a)                                              VP
Julia S. Janson (a)                                             AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Investments

James E. Rogers (a)                                             D, CM, CEO
William J. Grealis (a)                                          EVP, CS
Donald B. Ingle, Jr. (a)                                        D, P
Charles J. Winger (a)                                           D, VP, CFO
Michael J. Cyrus (a)                                            D, VP
Bernard F Roberts (a)                                           VP, C
Lisa D. Gamblin (a)                                             VP, T
Jerome A. Vennemann (a)                                         VP, GC, S
Julia S. Janson (a)                                             AS
Wendy L. Aumiller (a)                                           AT
Douglas C. Taylor (a)                                           AS

Cinergy-Cadence, Inc.

Charles J. Winger (a)                                           D, VP
James E. Rogers (a)                                             D
Donald B. Ingle, Jr. (a)                                        D, P
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

Cadence (1)

Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
Douglas C. Taylor (a)                                           S

Capital & Trading

James E. Rogers (a)                                             D, CM, CEO
Michael J. Cyrus (a)                                            D, P
Donald B. Ingle, Jr. (a)                                        D
Charles J. Winger (a)                                           D, VP
Douglas F. Esamann (a)                                          VP, CFO
Bernard F. Roberts (a)                                          C
Arturo Vivar (a)                                                VP
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Julia S. Janson (a)                                             AS
Lance Bakrow (a)                                                VP
Robert C. McCarthy (a)                                          VP, CRO

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

CinCap MVC OpCo, LLC

Michael J. Cyrus (a)                                            BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Paul E. King (a)                                                VP
Julia S. Janson (a)                                             AS
Charles J. Winger (a)                                           VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP

CinCap IV, LLC

Michael J. Cyrus (a)                                            BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Julia S. Janson (a)                                             AS
Charles J. Winger (a)                                           VP
Paul E. King (a)                                                VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP

CinCap V, LLC

Michael J. Cyrus (a)                                            BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Julia S. Janson (a)                                             AS
Charles J. Winger (a)                                           BM
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

CinCap VIII, LLC

Michael J. Cyrus (a)                                            BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Julia S. Janson (a)                                             AS
Charles J. Winger (a)                                           VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP

CinCap VII, LLC

Michael J. Cyrus (a)                                            BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Paul E. King (a)                                                VP
Julia S. Janson (a)                                             AS
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP
Lisa D. Gamblin (a)                                             T

Duke Energy Madison, LLC (1)

Paul E. King (a)                                                VP
Arturo Vivar (a)                                                VP

Duke Energy Vermillion, LLC (1)

Paul E. King (a)                                                VP
Arturo Vivar (a)                                                VP

CinCap IX, LLC

Michael J. Cyrus (a)                                            P
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Charles J. Winger (a)                                           VP
Arturo Vivar (a)                                                VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Julia S. Janson (a)                                             AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

CinCap X, LLC

James E. Rogers (a)                                             D
Donald B. Ingle, Jr. (a)                                        D
Michael J. Cyrus (a)                                            D, P
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Charles J. Winger (a)                                           D, VP
Arturo Vivar (a)                                                VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Julia S. Janson (a)                                             AS

Westwood Operating Company, LLC

Michael J. Cyrus (a)                                            BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Paul E. King (a)                                                VP
Julia S. Janson (a)                                             AS
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP

CinPower I, LLC

Michael J. Cyrus (a)                                            BM, P
Wendy L. Aumiller (a)                                           AT
Lance Bakrow (a)                                                VP
Douglas F. Esamann (a)                                          VP
Julia S. Janson (a)                                             AS
Charles J. Winger (a)                                           VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Arturo Vivar (a)                                                VP

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Marketing & Trading LLC

Michael J. Cyrus (a)                                            BM, P
Randal F. Bevis (r)                                             VP, GC, AS
Douglas F. Esamann (a)                                          VP, CFO
Lisa D. Gamblin (a)                                             T
Charles J. Winger (a)                                           VP
Timothy J. McCabe (a)                                           VP
Joseph W. Toussaint (a)                                         VP
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Bernard F. Roberts (a)                                          C
Robert C. McCarthy (a)                                          VP, CRO

Cinergy Transportation, LLC

Michael J. Cyrus (a)                                            P
Randal F. Bevis (a)                                             VP
Douglas F. Esamann (a)                                          VP, CFO
Timothy J. McCabe (a)                                           VP
Charles J. Winger (a)                                           VP
Robert C. McCarthy (a)                                          VP, CRO
Joseph W. Toussaint (a)                                         VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Julia S. Janson                                                 AS

SynCap I, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP
Paul E. King (a)                                                VP
Thomas J. Mason (a)                                             VP
Daniel L. Rimstidt (b)                                          VP
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

SynCap II, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP
Paul E. King (a)                                                VP
Thomas J. Mason (a)                                             VP
Daniel L. Rimstidt (b)                                          VP
Arturo Vivar (a)                                                VP
Charles J. Winger (a)                                           VP
Bernard F. Roberts                                              C
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Cinergy Telecommunications Holding Company, Inc.

Donald B. Ingle, Jr. (a)                                        D, P
James E. Rogers (a)                                             D, CEO
Stephen P. Biggerstaff (b)                                      VP
Charles J. Winger (a)                                           D, VP
John C. Procario (a)                                            VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Julia S. Janson (a)                                             AS
Larry E. Thomas (a)                                             VP
Wendy L. Aumiller (a)                                           AT

Q-Comm Corporation

Donald B. Ingle, Jr. (a)                                        D
Steve Biggerstaff (b)                                           D

Lattice Communications, LLC (1)

Donald B. Ingle, Jr. (a)                                        D

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Engineering

Jackson H. Randolph (a)                                         D
James E. Rogers (a)                                             D
Scott A. Haag (a)                                               D
Barry E. Pulskamp (a)                                           D
John J. Roebel (a)                                              D
Donald B. Ingle, Jr. (a)                                        P
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Douglas C. Taylor (a)                                           AS

Cinergy-Centrus, Inc.

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
Donald B. Ingle, Jr. (a)                                        D,P
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

Cinergy-Centrus Communications, Inc.

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
Donald B. Ingle, Jr. (a)                                        D, P
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT
Douglas C. Taylor (a)                                           AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Solutions

Charles J. Winger (a)                                           D, VP
James E. Rogers (a)                                             D
Donald B. Ingle, Jr. (a)                                        D, CEO
Stephen P. Biggerstaff (b)                                      VP
M. Stephen Harkness (b)                                         P, COO
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Ronald J. Brothers (b)                                          AS
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT
Charles M. O'Donnell (a)                                        VP
Donna L. Robichaud (a)                                          VP
Jeremiah J. Sullivan (b)                                        VP

1388368 Ontario, Inc.

Leland D. Smith III (a)                                         CEO
Jerome A. Vennemann (a)                                         S
Lisa D. Gamblin (a)                                             T
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

3036243 Nova Scotia Company

Donald B. Ingle, Jr. (a)                                        D, P
Jerome A. Vennemann (a)                                         D, S
Leland Smith (a)                                                D
Lisa D. Gamblin (a)                                             T
Douglas C. Taylor (a)                                           AS

Vestar, Inc.

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
Donald B. Ingle, Jr. (a)                                        D, CEO
Leland D. Smith (a)                                             P
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT
Lisa D. Gamblin (a)                                             T
Lee T. Howe (a)                                                 CFO

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Vestar Limited

Donald B. Ingle, Jr. (a)                                        D
Leland D. Smith III (a)                                         CEO
Lee T. Howe (a)                                                 CFO
Jerome A. Vennemann (a)                                         S
Charles J. Winger (a)                                           VP
Douglas C. Taylor (a)                                           AS

Optimira Controls, Inc.

Donald B. Ingle, Jr. (a)                                        D
Leland D. Smith III (a)                                         CEO
Jerome A. Vennemann (a)                                         S
Charles J. Winger (a)                                           VP
Lee T. Howe (a)                                                 CFO
Douglas C. Taylor (a)                                           AS

Cinergy EPCOM LLC

Donald B. Ingle, Jr. (a)                                        M, P
Wendy L. Aumiller (a)                                           AT
Stephen P. Biggerstaff (b)                                      VP
Ronald J. Brothers (b)                                          AS
M. Stephen Harkness (b)                                         VP
Douglas C. Taylor (a)                                           AS
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Charles J. Winger (a)                                           VP
Jerome A. Vennemann (a)                                         S

Cinergy EPCOM College Park LLC

Donald B. Ingle, Jr. (a)                                        M, P
Wendy L. Aumiller (a)                                           AT
Charles J. Winger (a)                                           VP
Stephen P. Biggerstaff (b)                                      VP
Ronald J. Brothers (b)                                          AS
M. Stephen Harkness (b)                                         VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Solutions, Inc.

James E. Rogers (a)                                             D
Donald B. Ingle, Jr. (a)                                        D, CEO
Charles J. Winger (a)                                           D, VP
M. Stephen Harkness (a)                                         P, COO
Charles M. O'Donnell (a)                                        VP
Donna L. Robichaud (a)                                          VP
Jeremiah J. Sullivan (b)                                        VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Ronald J. Brothers (b)                                          AS

Cinergy Energy Solutions, Inc.

Donald B. Ingle, Jr. (a)                                        CEO
M. Stephen Harkness (b)                                         P, COO
Charles M. O'Donnell (a)                                        VP
Donna L. Robichaud (a)                                          VP
Jeremiah J. Sullivan (b)                                        VP
Charles J. Winger (a)                                           D, VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Douglas C. Taylor (a)                                           AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy GASCO Solutions, LLC

Donald B. Ingle, Jr. (a)                                        CEO
M. Stephen Harkness (a)                                         P, COO
Charles M. O'Donnell (a)                                        VP
Donna L. Robichaud (a)                                          VP
Jeremiah J. Sullivan (b)                                        VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Ronald J. Brothers (b)                                          AS
Douglas C. Taylor (a)                                           AS

Green Power Holdings, LLC

M. Stephen Harkness (b)                                         MC
Jeremiah Sullivan (b)                                           MC

Lansing Grand River Utilities, LLC

M. Stephen Harkness (b)                                         P, COO
Jeremiah J. Sullivan (b)                                        VP
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Vivan M. Raby (a)                                               AS

Oklahoma Arcadian Utilities, LLC (1)

M. Stephen Harkness (b)                                         CM, P
Charles M. O'Donnell (a)                                        BM, VP
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT

Shreveport Red River Utilities, LLC

M. Stephen Harkness (b)                                         CM, P
Charles M. O'Donnell (a)                                        BM, VP
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Lisa D. Gamblin (a)                                             T
Wendy L. Aumiller (a)                                           AT

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Solutions of Boca Raton, LLC

M. Stephen Harkness (b)                                         P, COO
Lisa D. Gamblin (a)                                             T
Jeremiah J. Sullivan (b)                                        VP
Jerome A. Venneman (a)                                          S
Wendy L. Aumiller (a)                                           AT
Vivan M. Raby (a)                                               AS

Cinergy Solutions of Tuscola, Inc.

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
Donald B. Ingle, Jr. (a)                                        D, P
M. Stephen Harkness (b)                                         VP
Paul E. King (a)                                                VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

Energy Equipment Leasing LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S

Trigen-Cinergy (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Trigen-Cinergy Solutions of Ashtabula LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Wendy L. Aumiller (a)                                           AT
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S

Trigen-Cinergy Solutions of Baltimore LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Trigen-Cinergy Solutions of Boca Raton LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Trigen-Cinergy Cincinnati (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Lisa D. Gamblin (a)                                             AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Trigen-Cinergy College Park (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Trigen-Cinergy Solutions of Danville LLC (1)

Donald B. Ingle, Jr. (a)                                        BM, P
M. Stephen Harkness (b)                                         VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

Trigen-Cinergy Solutions of Illinois, LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Trigen-Cinergy Solutions of Lansing LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

Trigen-Cinergy Solutions of Orlando LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Trigen-Cinergy Solutions of Owings Mills LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Trigen-Cinergy Solutions of Owings Mills Energy Equipment
Leasing LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Trigen-Cinergy Solutions of Rochester LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Trigen-Cinergy Solutions of Silver Grove LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Barry E. Pulskamp (a)                                           VP

Trigen-Cinergy Solutions of St. Paul LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Trigen-Cinergy Solutions of Tuscola, LLC (1)

James E. Rogers (a)                                             BM, CM
Donald B. Ingle, Jr. (a)                                        BM
Charles J. Winger (a)                                           BM
M. Stephen Harkness (b)                                         EVP, COO
Wendy L. Aumiller (a)                                           AT
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Cinergy Supply Network, Inc.

Donald B. Ingle, Jr. (a)                                        D, P
James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

Reliant Services, LLC (1)

Stephen P. Biggerstaff (b)                                      D
Jim Stanley (a)                                                 D
Felicia Ferguson (a)                                            D

MPI Acquisitions

Mike Drew (a)                                                   D

Miller Pipeline Corporation

Mike Drew (a)                                                   D

Technology

Donald B. Ingle, Jr. (a)                                        D, P
James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Enertech

Jackson H. Randolph (a)                                         D
James E. Rogers (a)                                             D
Scott A. Haag (a)                                               D
Barry E. Pulskamp (a)                                           D
John J. Roebel (a)                                              D
William J. Grealis (a)                                          P
Charles J. Winger (a)                                           VP
John P. Steffen (a)                                             C
Jerome A. Vennemann (a)                                         S
John E. Polley (a)                                              AS

Global Resources

James E. Rogers (a)                                             D, CEO
Charles J. Winger (a)                                           D, VP, CFO
Vladimir Prerad (a)                                             VP
Lisa D. Gamblin (a)                                             VP, T
Bernard F. Roberts (a)                                          VP, C
Jerome A. Vennemann (a)                                         VP, S, GC
Wendy L. Aumiller (a)                                           AT
David L. Wozny (a)                                              D, VP
John Bryant (p)                                                 D, P
Hugh C. Hamilton (p)                                            AS
Kimberley S. Carlson (a)                                        AC

Global Power

James E. Rogers (a)                                             D, CEO
Charles J. Winger (a)                                           D, VP
Vladimir Prerad (a)                                             VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
David L. Wozny (a)                                              D, VP
John Bryant (p)                                                 D, P
Hugh C. Hamilton (p)                                            AS
Stephen Staley (p)                                              VP
Philip J. Taylor (p)                                            VP
W.A. Poulton (p)                                                VP
Edward M. Timmins (p)                                           VP

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Global Chandler Holding, Inc.

James E. Rogers (a)                                             D
John Bryant (p)                                                 D, P
Charles J. Winger (a)                                           D, VP
Gill Howard (p)                                                 VP
Philip J. Tayor (p)                                             VP
David L.. Wozny (a)                                             VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Venneman (a)                                          S
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS

Cinergy Global Chandler I, Inc.

James E. Rogers (a)                                             D
John Bryant (p)                                                 D, P
Charles J. Winger (a)                                           D, VP
Gill Howard (p)                                                 VP
Philip J. Tayor (p)                                             VP
David L.. Wozny (a)                                             VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Venneman (a)                                          S
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS

Cinergy Global Ely, Inc.

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
John Bryant (p)                                                 D, P
Stephen Staley (p)                                              VP
Philip J. Taylor (p)                                            VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
David L. Wozny (a)                                              D, VP

EPR Ely Power Limited (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D
David Mason (p)                                                 AD
Simon John Elliott (p)                                          AD

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

EPR Ely Limited (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D
David Mason (p)                                                 AD
Simon John Elliott (p)                                          AD

Ely Power Limited (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D
David Mason (p)                                                 AD
Simon John Elliot (p)                                           AD

Anglian Straw Limited (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D
David Mason (p)                                                 AD
Simon John Elliot (p)                                           AD

Anglian Ash Limited (1)

John Bryant (p)                                                 D
Albert Malcolm Harrison (p)                                     D
David Mason (p)                                                 AD
Simon John Elliot (p)                                           AD

Cinergy Global Foote Creek, Inc. and Foote Creek III, LLC

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
John Bryant (p)                                                 D, P
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Stephen Staley (p)                                              VP
Philip J. Taylor (p)                                            VP
Jerome A. Vennemann (a)                                         S
David L. Wozny (a)                                              VP

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Global Foote Creek II, Inc. and Foote Creek II, LLC

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
John Bryant (p)                                                 D, P
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
Bernard F. Roberts (a)                                          C
Stephen Staley (p)                                              VP
Philip J. Taylor (p)                                            VP
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
David L. Wozny (a)                                              VP

Cinergy Global Foote Creek IV, Inc.

James E. Rogers (a)                                             D
John Bryant (p)                                                 D, P
Charles J. Winger (a)                                           D, VP
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Stephen Staley (p)                                              VP
Philip J. Taylor (p)                                            VP
Jerome A. Vennemann (a)                                         S
David L. Wozny (a)                                              VP

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Global Power Services Limited

John Bryant (p)                                                 D
Hugh C. Hamilton (p)                                            D, S
Philip J. Taylor (p)                                            D

Cinergy Global Power Limited

Hugh C. Hamilton (p)                                            D, S
Christopher P. Vanezis (a)                                      D

MPI International Limited

Hugh C.Hamilton (p)                                             D, S
Christopher Pieris Vanezis (p)                                  D

Cinergy Global Power (UK) Limited

Hugh C. Hamilton (p)                                            D, S
John Bryant (a)                                                 D
James E. Rogers (a)                                             D
David L. Wozny (a)                                              D

Cinergy Global Trading Limited

John Bryant (p)                                                 D
Hugh C. Hamilton (p)                                            S
Peter F. Webster (p)                                            D
Gerassimos Contomichalos (p)                                    D

Commercial Electricity Supplies Limited (1)

John Bryant (p)                                                 D
Hugh C. Hamilton (p)                                            S
Peter F. Webster (p)                                            D
Edwyn Cumberland (p)                                            D
Julia Lees (p)                                                  D

Renewable Trading Limited (1)

John Bryant (p)                                                 D
Hugh C. Hamilton (p)                                            S
Peter F. Wester (p)                                             D
Christopher Pieris Vanezis (p)                                  D
Martin Elder (p)                                                D

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

UK Electric Power Limited (1)

John Bryant (p)                                                 D
Peter F. Webster (p)                                            D
Hugh C. Campbell (p)                                            S
Edwyn Cumberland (p)                                            D
Julia Lees (p)                                                  D

Cinergy Global San Gorgonio, Inc.

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
John Bryant (p)                                                 D, P
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
Stephen Staley (p)                                              VP
Bernard F. Roberts (a)                                          C
Philip J. Taylor (p)                                            VP
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
David L. Wozny (a)                                              VP

San Gorgonio Westwinds II, LLC

Philip J. Taylor (p)                                            BM
Gill Howard (p)                                                 BM

Cinergy Global Holdings, Inc.

James E. Rogers (a)                                             D
Charles J. Winger (a)                                           D, VP
John Bryant (p)                                                 D, P
Stephen Staley (p)                                              VP
Bernard F. Roberts (a)                                          C
Philip J. Taylor (p)                                            VP
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS
David L. Wozny (a)                                              D, VP

Cinergy Holdings B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Zambia B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

Copperbelt (1)

Gary G. Loop (p)                                                D
Douglas Schulte (a)                                             D
Philippa H. Broughton (y)                                       AD
Julia C. Chalia (y)                                             S
Kevin J. Chapman (p)                                            AD
Robert W. Cooke (p)                                             D
C. Milupi (y)                                                   D
J. Patterson (y)                                                D
Philip J. Taylor (p)                                            AD
H. Sindowe (y)                                                  AD

Cinergy Turbines B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

EOS I (1)

Francisco Rausell Solari (p)                                    D
Derek John Spencer (p)                                          D
Albert Malcolm Harrison (p)                                     D

EOS II (1)

Francisco Rausell Solari (p)                                    D
Derek John Spencer (p)                                          D
Albert Malcolm Harrison (p)                                     D

Cinergy Hydro B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

Crisa (1)

Derek John Spencer (p)                                          D
John Bryant (p)                                                 D
David L. Wozny (a)                                              D
Philip J. Taylor (p)                                            D
Francisco Rausell Solari (p)                                    D
Maria Garcia Arguelles (p)                                      D
Ceasar Rodriguez (p)                                            S

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Age Inveriones en Medio Ambiente, S.L. (1)

Derek John Spencer (p)                                          D
Francisco Rausell Solari (p)                                    D
Maria del Carmen Garcia Arguelles (p)                           D

Cinergy Global Power Iberia, S.A (1)

John Bryant (p)                                                 D
Derek John Spencer (p)                                          D
Francisco Raussell Solari (p)                                   D, S

Escambeo, S.L. (1)

Derek John Spencer (p)                                          D
Maria Garcia Arguelles (p)                                      D, S

Parque Eolico de Ascoy, S.A. (1)

Maria Garcia Arguelles (p)                                      D, S

Tractaments de Juneda, SA (1)

Derek John Spencer (p)                                          D

Ventoabrego, S.L. (1)

Derek John Spencer (p)                                          D
Maria Garcia Arguelles (p)                                      D, S

Sinergia Andaluza, S.L. (1)

Derek John Spencer (p)                                          D, VP
Maria del Carmen Garcia Arguelles (p)                           D
Cesar R. Rodriguez Gonzalez (p)                                 S

EoloCrisa, S.L.

Derek John Spencer (p)                                          D
Francisco Rausell Solar (p)                                     D
Maria del Carmen Garcia Argulles (p)                            D
Cesar Rodriguez Gonzalez (p)                                    S

Cinergy 1 B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Eesti OU

Philippa Helen Broughton (p)                                    D, BM

Startekor (1)

Philippa Helen Broughton (p)                                    D

Narva (1)

Philip J. Taylor (p)                                            MA
Douglas Schulte (a)                                             MA
Philippa Helen Broughton (p)                                    MA

Cinergy Global Resources 1 B.V. (1)

John Bryant (p)                                                 D
Vladimir Prerad (a)                                             D
David L. Wozny (a)                                              D

Moravske Teplarny a.s. (1)

Ing. Josef Gaba (p)                                             D, VCM
Ing. Ladislav Tetal (p)                                         D, CM
Ing. Jan Vanecek (p)                                            D

Plzenska Energetika a.s. (1)

Ing. Ladislav Tetal (p)                                         D, CM
Ing. Vaclav Pasek (p)                                           D, VCM
Ing. Jan Vanecek (p)                                            D

Cinergy Global Polska Sp. Z.o.o.

Petr Moravec (p)                                                D
Jiri Radoch (p)                                                 D

Cinergy Global Resources 1 Sp. Z.o.o.

Petr Moravec (y)                                                D

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Global Resources a.s. (1)

Ing. Ladislav Tetal (v)                                         D, CM
Ing. Jan Vanecek (v)                                            D, VCM
Ing. Josef Gaba (v)                                             D

Cinergetika U/L a.s.

Ing. Ladislav Tetal (v)                                         D, CM
Petr Sulc (v)                                                   D, VCM
Ing. Jan Vanecek (v)                                            D

Energetika Chropyne a.s.

Ing. Ladislav Tetal (v)                                         D, CM
Ing. Josef Gaba (w)                                             D, VCM
Ing. Jan Vanecek (v)                                            D

Teplarna Otrokovice a.s. (2)

Ing. Vladimir Sistek (x)                                        CM
Ing. Frantisek Foltyn (x)                                       VCM
Ing. Lubomir Galatik (x)                                        D
Ing. David Prudek (x)                                           D
Radoslava Matuszkova (x)                                        D
Ing. Lenka Frohlichova (x)                                      CSB
Ing. Vladimir Prerad (a)                                        MS
Miroslav Rezac (x)                                              MS
Ing. Marek Hasse (x)                                            MS

Energy Customer Services, s.r.o.

Ing. Ladislav Tetal (v)                                         E

Cinergy 2 B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

Desebro (1)

Derek John Spencer (p)                                          D
Francisco Raussell Solari (p)                                   D

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Northeolic Pico Gallo, S.L. (1)

Maria del Carmen Garcia Arguelles (Cinergy 2 BV) (p)            D
Derek John Spencer (Cinergy Global Power, Inc.) (p)             D
Cesar Rodriquez (p)                                             S

Desarrollos Eolicos El Aguila, S.A. (1)

Francisco Rausell Solari (Cinergy Global Power, Inc.) (p)       D, S
Maria Garcia Arguelles (Cinergy 2 B.V.)                         D

Sinergia Aragonesa, S.L. (1)

Derek John Spencer (p)                                          D
Maria Garcia Arguelles (Cinergy 2 B.V.) (p)                     D, S
Francisco Rausell Solari (Cinergy Global Power, Inc.) (p)       D

Baghabari I B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

Baghabari II B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

Baghabari Power Company Limited (1)

John Gregory Hides (p)                                          D, S
Peter Lauwrence Tipper (p)                                      D

Cinergy South Africa Investments 1 B.V.  (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

Cinergy Global 4 B.V. (1)

John Bryant (p)                                                 D
David L. Wozny (a)                                              D

Cinergy Global 5 B.V. (1)

John Bryant (p)                                                 D
David L Wozny (a)                                               D

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Global (Cayman) Holdings, Inc.

John Bryant (p)                                                 D, MD
David L. Wozny (a)                                              D, AC
Vladimir Prerad (a)                                             D
James E. Rogers (a)                                             D, CM
Philip J. Taylor (p)                                            D
Jerome A. Vennemann (a)                                         D, AS
Hugh C. Hamilton (p)                                            S
Charles J. Winger (a)                                           D

Cinergy Global Hydrocarbons Pakistan

John Bryant (p)                                                 D, MD
David L. Wozny (a)                                              D, AC
Vladimir Prerad (a)                                             D
James E. Rogers (a)                                             D, CM
Philip J. Taylor (p)                                            D
Jerome A. Vennemann (a)                                         D, AS
Hugh C. Hamilton (p)                                            S
Wendy L. Aumiller (a)                                           AT
Charles J. Winger (a)                                           D

IPS-Cinergy Power Limited

Dr. Stephen Staley (bb)                                         D
Elaine Hackett (bb)                                             D

Tsavo Power Company Limited

Dr. Stephen Staley (bb)                                         D
Elaine Hackett (bb)                                             D

Cinergy Global Tsavo Power

James E. Rogers (a)                                             D, CM
John Bryant (p)                                                 D
Philip J. Taylor (p)                                            D
Charles J. Winger                                               D
Vladimir Prerad (a)                                             D
Jerome A. Vennemann (a)                                         D
David L. Wozny (a)                                              D
Hugh C. Hamilton (p)                                            S

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Global Maranhao

John Bryant (p)                                                 D, MD
David L. Wozny (a)                                              D, AC
Vladimir Prerad (a)                                             D
James E. Rogers (a)                                             D, CM
Philip J. Taylor (p)                                            D
Jerome A. Vennemann (a)                                         D, AS
Hugh C. Hamilton (p)                                            S
Wendy L. Aumiller (a)                                           AT
Charles J. Winger (a)                                           D

Cinergy MPI V, Inc.

James E. Rogers (a)                                             D
John Bryant (p)                                                 D
David L. Wozny (a)                                              D

Cinergy MPI VI, Inc.

John Bryant (p)                                                 D, MD
Charles J. Winger (a)                                           D
David L. Wozny (a)                                              D, AC
Vladmir Prerad (a)                                              D
James E. Rogers (a)                                             D, CM
Philip J. Taylor (p)                                            D
Lisa D. Gamblin (a)                                             T, C
Jerome A. Vennemann (a)                                         D, AS
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            S

Cinergy MPI VII, Inc.

John Bryant (p)                                                 D, MD
Charles J. Winger (a)                                           D
David L. Wozny (a)                                              D, AC
Vladimir Prerad (a)                                             D
James E. Rogers (a)                                             D, CM
Philip J. Taylor (p)                                            D
Lisa D. Gamblin (a)                                             T, C
Jerome A. Vennemann (a)                                         D, AS
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            S

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy MPI VIII, Inc.

John Bryant (p)                                                 D
Charles J. Winger (a)                                           D
David L. Wozny (a)                                              D, AC
Vladmir Prerad                                                  D
James E. Rogers (a)                                             D, CM
Philip J. Taylor (p)                                            D
Lisa D. Gamblin (a)                                             T, C
Jerome A. Vennemann (a)                                         D, AS
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            S

Cinergy MPI IX, Inc.

John Bryant (p)                                                 D, MD
Charles J. Winger (a)                                           D
David L. Wozny (a)                                              D, AC
Vladimir Prerad (a)                                             D
James E. Rogers (a)                                             D, CM
Philip J. Taylor (p)                                            D
Lisa D. Gamblin (a)                                             T, C
Jerome A. Vennemann (a)                                         D, AS
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            S

Cinergy MPI X, Inc.

John Bryant (p)                                                 D
Charles J. Winger (a)                                           D
David L. Wozny (a)                                              D, AC
Vladimir Prerad (a)                                             D
James E. Rogers (a)                                             D, CM
Philip J. Taylor (p)                                            D
Lisa D. Gamblin (a)                                             T, C
Jerome A. Vennemann (a)                                         D, AS
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            S

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Global One, Inc.

James E. Rogers (a)                                             D
John Bryant (p)                                                 D, P
Charles J. Winger (a)                                           D, VP
David L. Wozny (a)                                              D, VP
Vladimir Prerad (a)                                             VP
Bernard F. Roberts (a)                                          C
Lisa D. Gamblin (a)                                             T
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Julia S. Janson (a)                                             AS

Midlands Hydrocarbons (Bangladesh) Limited

John Bryant (p)                                                 D
Hugh C. Hamilton (p)                                            S
Philip J. Taylor (p)                                            D

Powermid No. 1

Hugh C. Hamilton (p)                                            D, S
Christopher Pieris Vanezis (p)                                  D

CZECHPOL ENERGY spol, s.r.o.

Ing. Petr Neoral (v)                                            E
Ing. Petr Moravec (v)                                           E
Ing. Ladislav Tetal (v)                                         E

Cinergy Global Power Africa (Propietary) Limited

David L. Wozny (a)                                              D
Kevin James Chapman (aa)                                        D

Egoli Gas (Pty) Ltd

Kevin J. Chapman (aa)                                           D
Robert W. Cooke (aa)                                            D
Douglas J. Schulte (aa)                                         D

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy UK

James E. Rogers (a)                                             D, CEO
John Bryant (p)                                                 D, P
Charles J. Winger (a)                                           D, VP
David L. Wozny (a)                                              VP
Bernard F. Roberts (a)                                          C
Lisa D Gamblin (a)                                              T
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Hugh C. Hamilton (p)                                            AS

Cinergy Technologies, Inc.

James E. Rogers (a)                                             D
Larry E. Thomas (a)                                             D, P
Charles J. Winger (a)                                           D, VP
P. Craig Weida (a)                                              VP
Lisa D. Gamblin (a)                                             T
John C. Procario (a)                                            VP
James L. Turner (a)                                             VP
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS
Wendy L. Aumiller (a)                                           AT

Cinergy Ventures, LLC

Larry E. Thomas (a)                                             P
Jerome A. Vennemann (a)                                         S
Douglas C. Taylor (a)                                           AS

Cinergy Ventures II, LLC

Larry E. Thomas (a)                                             P
Lisa D. Gamblin (a)                                             T
Douglas C. Taylor (a)                                           AS
Jerome A. Vennemann (a)                                         S

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Power Generation Services, LLC

Michael J. Cyrus (a)                                            P
Douglas F. Esamann (a)                                          VP
Paul E. King (a)                                                VP
Robert C. McCarthy (a)                                          VP
Barry E. Pulskamp (a)                                           VP
John J. Roebel (a)                                              VP
Charles J. Winger (a)                                           VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Julia S. Janson (a)                                             AS

Cinergy One, Inc.

James E. Rogers (a)                                             D
Larry E. Thomas (a)                                             D, P
Charles J. Winger (a)                                           D, VP
James L. Turner (a)                                             VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Douglas C. Taylor (a)                                           AS

Cinergy Two, Inc

James E. Rogers (a)                                             D
Larry E. Thomas (a)                                             D, P
Charles J. Winger (a)                                           D, VP
James L. Turner (a)                                             VP
Lisa D. Gamblin (a)                                             T
Bernard F. Roberts (a)                                          C
Jerome A. Vennemann (a)                                         S
Wendy L. Aumiller (a)                                           AT
Douglas C. Taylor (a)                                           AS

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part I
                                                         POSITION HELD AT
NAME (ADDRESS)*                                         DECEMBER 31, 2000*
---------------                                         ------------------

Cinergy Wholesale Energy, Inc

James E. Rogers (a)                                             D
Michael J. Cyrus (a)                                            D, P
Charles J. Winger (a)                                           D, VP, CFO
Wendy L. Aumiller (a)                                           AT
Kimberly S. Carlson (a)                                         AC
Douglas F. Esamann (a)                                          VP
Lisa D. Gamblin (a)                                             VP, T
Robert C. McCarthy (a)                                          VP
Bernard F. Roberts (a)                                          VP, C
Joseph W. Toussaint (a)                                         VP
Julia S. Janson (a)                                             AS
Jerome A. Vennemann (a)                                         VP, GC, S
Arturo Vivar (a)                                                VP

Address codes:

(a)  139 East Fourth Street, Cincinnati, Ohio 45202
(b)  1000 East Main Street, Plainfield, Indiana 46168
(c)  12044 W. State Road 46, Columbus, Indiana 47201
(d)  251 North Illinois, Suite 200, Indianapolis, Indiana 46204
(e)  105 East Fourth Street, Suite 600, Cincinnati, Ohio 45202
(f)  2100 Pennsylvania Avenue, N.W., Suite 500, Washington, D.C. 20037
(g)  324 Mitchell Avenue, Batesville, Indiana 47006
(h)  One Riverfront Place, Newport, Kentucky 41071
(i)  8751 Jaffa Court, E. Drive, Apt. 16, Indianapolis, Indiana 46260
(j)  250 East Fifth Street, Suite 500, Cincinnati, Ohio 45201
(k)  P.O. Box 145496, Cincinnati, Ohio 45250-5496
(l)  79 JFK Street, Cambridge, Massachusetts 02138
(m)  123 East Adams Street, Muncie, Indiana 47305
(n)  312 Walnut Street, Suite 3550, Cincinnati, Ohio 45202
(o)  P.O. Box 1038, 425 Walnut Street, Cincinnati, Ohio 45201-1038
(p)  Cinergy  House,   Ryon  Hill  Park,   Warwick  Road,   Stratford-upon-Avon,
     Warwickshire CV37 OUU
(q)  1735 K Street, N.W., Washington, D.C. 20006-1500
(r)  616 F.M. 1960 West, Suite 800, Houston, Texas 77090
(s)  Karlova 48, 110 00 Praha 1, Czech Republic
(t)  Plzenska Energetika s.r.o., Tylova 57, 316 00 Plzen, Czech Republic
(u)  Aktsiaselts Narva Elektrivork of Kerese 11, Narva EE2000, Estonia
(v)  Cinergetika U/L a.s., P.O. Box 14C, 400 03 Usti nad Labem, Czech Republic
(w)  Energetika Chropyne a.s., Komenskeho 75, 768 11 Chropyne, Czech Republic
(x)  Teplarna Otrokovice a.s., Objizdna 1, 765 39 Otrokovice, Czech Republic
(y)  Copperbelt  Enerrgy  Corporation,  Headquarters,  23rd Avenue,  P.O. 20819,
     Nkana East Kitwe, Zambis
(z)  Cinergy Global Resources 1 Sp. Z.o.o. U1 Melgiewska,  7-9, 20-952,  Lublin,
     Poland
(aa) 9th Floor Fedsure Towers, 13 Fredman Drive, Sandton 2146, South Africa
(bb) 9th Floor IPS Building, Kimathi street, P.O. Box 30500, Nairobi, Kenya

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Positions are indicated by the following symbols:

AC           Assistant Comptroller
AS           Assistant Secretary
AT           Assistant Treasurer
BM           Board of Managers
BR           Board of Representatives
C            Comptroller
CEO          Chief Executive Officer
CFO          Chief Financial Officer
COO          Chief Operating Officer
CM           Chairman of the Board
CS           Chief of Staff
CSB          Chairman of Supervisory Board
D            Director
E            Executive
EVP          Executive Vice President
GC           General Counsel
MA           Member of Advisory Council
MD           Managing Director
MC           Management Committee Member
P            President
RA           Registered Agent
S            Secretary
T            Treasurer
VCM          Vice Chairman
VP           Vice President
MS           Member of the Supervisory Board

Notes:

(1) For the  entities  which are not wholly  owned  directly  or  indirectly  by
Cinergy or its system  entities,  disclosure is limited to those officers and/or directors who are directly employed by Cinergy or its system entities.

(2) All officers and/or  directors for these entities are employed by Cinergy or any of its system entities.

(3) For  international  tax reasons,  CZECHPOL ENERGY spol, s.r.o. was initially acquired by Cinergy  Global One,  Inc.  and as  contemplated  at the time of its acquisition,  we are currently in the process of  restructuring in order to move ownership  under the FUCO,  Cinergy  Global  Resources 1 B.V.  As a result,  the information is presented as if CZECHPOL ENERGY spol, s.r.o. and its subsidiaries were owned by Cinergy Global Resources 1 B.V.

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part II

 Name of Officer    Name and Location        Position Held in       Applicable
 or Director    of Financial Institution   Financial Institution  Exemption Rule
 -----------    ------------------------   ---------------------  --------------

Phillip R. Cox        The Federal Reserve Bank  Director             70(h)
                      of Cleveland
                      Cleveland, Ohio

George C. Juilfs      Cincinnati office of the  Chairman, Director   70(h)
                      Federal Reserve Bank
                      of Cleveland
                      Cleveland, Ohio

Thomas E. Petry       Firstar Corporation       Director             70(a)
                      Milwaukee, Wisconsin
                      Firstar Bank, N.A.        Director             70(a)
                      Milwaukee, Wisconsin

Jackson H. Randolph   PNC Financial             Director             70(b),(d),
                      Services Group, Inc.                              (e),(f)
                      Pittsburgh, Pennsylvania

James E. Rogers       Fifth Third Bancorp       Director             70(a),(c),
                      Cincinnati, Ohio                                  (e),(f)
                      The Fifth Third Bank      Director             70(a),(c),
                      Cincinnati, Ohio                                  (e),(f)

John J. Schiff, Jr.   Fifth Third Bancorp       Director             70(a)
                      Cincinnati, Ohio
                      The Fifth Third Bank      Director             70(a)
                      Cincinnati, Ohio

Dudley S. Taft        Fifth Third Bancorp       Director             70(a)
                      Cincinnati, Ohio
                      The Fifth Third Bank      Director             70(a)
                      Cincinnati, Ohio

ITEM 6.  OFFICERS AND DIRECTORS AS OF DECEMBER 31, 2000 (Continued)

Part III

(a) and (e) Directors' and Executive Officers' Compensation and Participation in
Bonus and Profit-Sharing Arrangements and Other Benefits

For information concerning  compensation of directors and executive officers and their  participation  in bonus and  profit-sharing  and other benefits,  see the disclosures made in the:

          Cinergy  Corp 2001 Proxy  Statement  (Proxy  Statement*)  for Cinergy,
          including   Investments,   Global   Resources,   CinTec  LLC,  Cinergy
          Technologies,  Inc., Cinergy Wholesale Energy,  Inc., and Services and
          for CG&E and subsidiaries.

          2001 PSI Information  Statement (as  supplemented in Exhibit F-25) for
          PSI and its subsidiary.

(b)  Directors'  and  Executive  Officers'  Interests  in  Securities  of System
Companies

For information  concerning  interests in system companies,  see the disclosures
(as supplemented in Exhibit F-15) made in the:

          Proxy Statement for Cinergy, including Investments,  Global Resources,
          CinTec LLC, Cinergy  Technologies,  Inc.,  Cinergy  Wholesale  Energy,
          Inc., and Services.

          Form 10-K, page 155 through 156 for CG&E and subsidiaries.

          Information Statement for PSI and its subsidiary.

(c) Directors' and Executive  Officers'  Contracts and Transactions  with System
Companies

For information concerning contracts and transactions with system companies, see the disclosures made in the:

          Proxy Statement for Cinergy, including Investments,  Global Resources,
          CinTec LLC, Cinergy  Technologies,  Inc.,  Cinergy  Wholesale  Energy,
          Inc., and Services and for CG&E and subsidiaries.

          Information Statement for PSI and its subsidiary.

(d) Indebtedness of Directors or Executive Officers to System Companies

None

(f) Directors' and Executive Officers' Rights to Indemnity

The state laws under which each of Cinergy and its domestic  direct and indirect subsidiaries is incorporated  provide broadly for  indemnification  of directors and officers against claims and liabilities  against them in their capacities as such. Each of such company's articles of incorporation,  charters,  by-laws,  or regulations  identifying these rights to indemnify are incorporated by reference or contained herein as exhibits.

*    The Proxy  Statement and Information  Statement are hereby  incorporated by reference (see File Nos. 1-11377 and 1-3543, respectively).

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

(1)  None (1)

(1)  Cinergy and PSI have  established  separate  segregated  funds or political action committees and have incurred certain costs in the  administration of these  committees in accordance with the provisions of the Federal Election
     Campaign Act.

(2)
  Name of
  Company                  Name of Recipient or Beneficiary           Purpose              Account Charged*         Amount
  -------                  --------------------------------           -------              ----------------         ------

CG&E               Ohio Electric Utility Institute                Dues, fees, support          (2)                 $65,586
                   Less than $10,000 - 44 beneficiaries           Dues, fees, support        (1),(2)                83,173
                                                                                                                    ------
                                                                                                                  $148,759

ULH&P              Less than $10,000 - 3 beneficiaries            Dues, fees, support        (1),(2)               $12,992
                                                                                                                   -------
                                                                                                                   $12,992

PSI                Alliance for Growth and Progress, Inc.               Dues                   (2)                 $14,000
                   Less than $10,000 - 127 beneficiaries          Dues, fees, support        (1),(2)               $65,005
                                                                                                                   -------
                                                                                                                   $79,500

Cinergy Corp.      Less than $10,000 - 10 beneficiaries                Support               (1),(2)               $25,540
                                                                                                                   -------
                                                                                                                   $25,540

*    Account Charged:
(1)  Income deduction
(2)  Operating expense

ITEM 8. SERVICE, SALES, AND CONSTRUCTION CONTRACTS

Part I

                                   Serving         Receiving
           Transaction             Company          Company        Compensation
           -----------             -------          -------        ------------
                                                                  (in thousands)

Gas transportation                 KO Transmission  CG&E                   $858

Gas transportation                 KO Transmission  ULH&P                  $215

Construction, gas transmission
and administrativeand general
services (1)                       CG&E            KO Transmission         $410

Construction, gas transmission
and administrative and general
services (1)                       ULH&P           KO Transmission          $30

Line locating, meter reading,
and underground construction       Reliant
services (2)                       Services, LLC    CG&E                 $2,067

Line locating, meter reading,
and underground construction       Reliant
services (2)                       Services, LLC    PSI                  $3,749

Line locating, meter reading,
and underground construction       Reliant
services (2)                       Services, LLC    ULH&P                  $143

Engineering and construction
services (2)                       CG&E             Cinergy EPCOM, LLC     $829

Engineering and construction
services (2)                       PSI              Cinergy EPCOM, LLC     $266

Engineering and construction
services (2)                       ULH&P            Cinergy EPCOM, LLC       $2

Construction services (2)          CG&E             Capital and Trading     $27

Construction services (2)          PSI              Capital and Trading     $18

Maintenance services (2)           CG&E             CinCap MVC OpCo, LLC $1,161

Maintenance services (2)           PSI              CinCap MVC OpCo, LLC $1,216

Maintenance services (2)           PSI              Cinergy Solutions of   $121
                                                    Tuscola, Inc.
Project development (2)            CGE              Solutions                $1

ITEM 8. SERVICE, SALES, AND CONSTRUCTION CONTRACTS (Continued)

Part I

                           Serving    Receiving
           Transaction     Company      Company      Compensation

Project development (2)      PSI      Solutions            $49

Construction services (2)    CG&E     CinCap VIII, LLC    $157

Construction services (2)    PSI      CinCap VIII, LLC    $781

(1)  Pursuant to Rel. No. 35-26146, dated October 21, 1994.
(2)  Pursuant to service  agreements  approved in File No. 70-9449 (see HCAR No.
     27016, May 4, 1999, exhibits B-1, B-2, and B-3).

Part II

None

Part III

None

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I

(a)  CinCap VII, LLC ---------------

     CinCap VII, LLC is an EWG.

     Cinergy  indirectly  owns 50% of  CinCap  VII,  LLC,  a  limited  liability company.  CinCap  VII,  LLC is  developing  an 130 MW  electric  generation peaking plant in Cadiz, Indiana.

     The business address of CinCap VII, LLC is 139 East 4th Street, Cincinnati,
     Ohio 45202.

     Duke Energy Madison, LLC
     ------------------------

     Duke Energy Madison, LLC is an EWG.

     Cinergy indirectly owns 50% of Duke Energy Madison, LLC, a Delaware limited liability company. Duke Energy Madison, LLC is a 640 MW electric generation peaking station in Madison Township, Butler County, Ohio.

     The  business  address  of Duke  Energy  Madison,  LLC is 5657  Kennel  Rd.
     Trenton, Ohio 45067.

     Duke Energy Vermillion, LLC
     ---------------------------

     Duke Energy Vermillion, LLC is an EWG.

     Cinergy indirectly owns 50% of Duke Energy Madison, LLC, a Delaware limited liability company. Duke Energy Madison, LLC is a 640 MW electric generation peaking station in Vermillion County, Indiana.

     The business address is 2777 North State Rd. 63, Cayuga, Indiana 47928.

     Westwood Operating Company, LLC
     -------------------------------

     Westwood Operating Company, LLC was an EWG.

     Cinergy  indirectly  owned  100% of  Westwood  Operating  Company,  LLC,  a
     Delaware limited liability  corporation.  Westwood Operating  Company,  LLC operated the Westwood Plant. The Westwood Plant was sold in 2000.

     The business  address of Westwood  Operating  Company,  LLC is 139 East 4th
     Street, Cincinnati, Ohio 45202.

     EPR Ely Limited
     ---------------

     EPR Ely Limited is a FUCO.

     Cinergy indirectly owns 100% of Cinergy Global Ely, Inc. which holds 30% of
     EPR Ely  Limited,  a  corporation  organized  under the laws of England and
     Wales.  EPR Ely Limited  owns the Ely Power  Station,  a 36 MW  straw-fired electric generation  facility under construction in Ely,  Cambridgeshire in
     United Kingdom (U.K.).

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     The  business  address of EPR Ely Limited is Renewable  House,  330 Bristol
     Business Park, Coldharbour Lane, Bristol, BS16 1 EJ, U.K.

     Foote Creek II, LLC
     -------------------

     Foote Creek II, LLC is an EWG.

     Cinergy  indirectly  owns 100% of Foote Creek II,  LLC, a Delaware  limited liability  company.  Foote Creek II, LLC owns a 2 MW  capacity  wind energy project located near Laramie, Wyoming.

     The business  address of Foote Creek II, LLC is 139 East Fourth Street,  25
     AT II, Cincinnati, Ohio 45202.

     Foote Creek III, LLC
     --------------------

     Foote Creek III, LLC is an EWG.

     Cinergy  indirectly  owns 100% of Foote Creek III, LLC, a Delaware  limited liability  company.  Foote Creek III, LLC owns a 25 MW capacity wind energy project located near Laramie, Wyoming.

     The business address of Foote Creek III, LLC is 139 East Fourth Street,  25
     AT II, Cincinnati, Ohio 45202.

     Cinergy Global Foote Creek IV, Inc.
     ----------------------------------

     Cinergy  indirectly  owns 100% of Cinergy  Global  Foote Creek IV,  Inc., a
     Delaware company. Cinergy Global Foote Creek IV, Inc. owns a 17 MW capacity wind energy project located near Laramie, Wyoming.

     The  business  address of Cinergy  Global  Foote  Creek IV, LLC is 139 East
     Fourth Street, 25 AT II, Cincinnati, Ohio 45202.

     Cinergy Global Power Services Limited
     -------------------------------------

     Cinergy  Global  Power  Services  Limited  is an  EWG/FUCO  project  parent company.

     Cinergy  indirectly owns 100% of Cinergy Global Power Services Limited,  an
     English company.  Cinergy Global Power Services Limited pursues generation, transmission, and distribution opportunities throughout the world.

     The business  address of Cinergy Global Power  Services  Limited is Cinergy
     House,  Ryon Hill Park,  Warwick Road,  Stratford-upon-Avon,  Warwickshire,
     CV370UU.

     Cinergy Global Power (UK) Limited
     ---------------------------------

     Cinergy Global Power (UK) Limited is a FUCO.

     Cinergy  indirectly  owns 100% of  Cinergy  Global  Power (UK)  Limited,  a company organized under the laws of England and Wales. Cinergy Global Power
     (UK) Limited  owns the Redditch  Power  Station,  a 29 MW  kerosene-fueled, electric generation peaking plant located in the U.K.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     The business  address of Cinergy  Global Power UK Limited is Cinergy House,
     Ryon Hill Park, Warwick Road, Stratford-upon-Avon, Warwickshire, CV37, 0UU,
     U.K.

     Copperbelt
     ----------

     Copperbelt is a FUCO.

     Cinergy  indirectly owns 39% of Copperbelt,  a corporation  organized under the laws of the Republic of Zambia.  Copperbelt  owns and operates  certain electric generation, transmission, and distribution assets formerly held by the Republic of Zambia,  through the Power Division of Zambia  Consolidated
     Copper  Mines  Limited.  The assets  are  located in and around the city of
     Kitwe in north central Zambia.

     The business  address of  Copperbelt is 23rd Avenue,  Nkana East,  P.O. Box
     20819, Kitwe, Zambia.

     EOS I
     -----

     EOS I is a FUCO.

     Cinergy  indirectly  owns 50% of EOS I, a corporation  organized  under the laws of Spain.  EOS I owns and operates 20.4 MW of electric wind generation assets in and around Santiago de Compostela in La Coruna Province, Spain.

     The  business  address of EOS I is EOS PAX I S.L.,  c/Galeras,  17 planta 3 degree, Oficina 2-3 15705, Santiago de Compostela, La Coruna, Spain.

     EOS II
     ------

     EOS II is a FUCO.

     Cinergy  indirectly  owns 50% of EOS II, a corporation  organized under the laws of Spain. EOS II owns and operates 19.2 MW of electric wind generation assets in Spain and is part of the  Galicia  wind  farms.  The  assets  are located in and around Santiago de Compostela in La Coruna Province, Spain.

     The business address of EOS II is EOS PAX IIa, S.L., c/Galeras, 17 planta 3 degree, Oficina 2-3 15705, Santiago de Compostela, La Coruna, Spain.

     Crisa
     -----

     Crisa is a FUCO.

     Cinergy  indirectly  owns 95% of Crisa, a corporation  organized  under the laws of Spain. Crisa owns and operates 5.721 MW of hydroelectric generation assets located primarily in five sites in Murcia Province, Spain.

     The  business  address  of  Crisa  is  Construcciones  y   Representaciones
     Industriales S.A., Paseo de la Castellana,  23, Escalera 1-1 degree, Madrid
     28046, Spain.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Ascoy
     -----

     Ascoy is a FUCO.

     Cinergy  indirectly owns 19.5% of Ascoy, a corporation  organized under the laws of Spain.  Ascoy is a wind farm  located  in the  Murcia  Province  of southeastern  Spain  consisting  of  nine  660 kW wind  turbines  providing approximately 6 MW of electric generating capacity.

     The business address of Parque Eolico de Ascoy, S.A. is Elecdey's  Offices,
     C/Maudes 51, 1 degree, 28003 Madrid, Spain.

     Narva
     -----

     Narva is a FUCO.

     Cinergy  indirectly  owns 67% of Narva, a corporation  organized  under the laws of Estonia.  Narva owns and uses facilities for the  distribution  and sale at retail of electrical power in northeastern  Estonia,  including the cities of  Narva,  Narva-Joesuu,  and  Sillamae  and  Vaivara  parish.  The facilities  include  approximately 300 substations of different voltage and capacity  characteristics,  and a distribution  network  totaling 484 miles with voltages up to 110kV.

     The business  address of Narva is Aktsiaselts  Narva  Elektrivork of Kerese
     11, Narva EE2000, Estonia.

     Cinergy Global Resources 1 B.V.
     -------------------------------

     Cinergy Global Resources 1 B.V. is a FUCO.

     Cinergy  indirectly  holds  100% of  Cinergy  Global  Resources  1 B.V.,  a
     Netherlands company. Cinergy Global Resources 1 B.V. is an EWG/FUCO project parent holds  interests in seven  companies  in eastern  Europe.  The seven companies  either own combined heat and power plants or provide services to the operations of the heat and power plants.

     The business address of Cinergy Global  Resources 1 B.V. is  Strawinskylaan
     3105, 1077 ZX Amsterdam, The Netherlands.

     Egoli Gas (Proprietary) Limited
     -------------------------------

     Egoli Gas (Proprietary) Limited is a FUCO.

     Cinergy  indirectly owns 100% of Egoli Gas (Proprietary)  Limited,  a South
     African  company.  Egoli Gas  (Proprietary)  Limited is a gas  distribution company that owns and operates  1,600  kilometers  of high and low pressure gas mains and gas  storage  facilities  located  in and  around the city of
     Johannesburg. Egoli Gas (Proprietary) Limited sells gas at retail to 14,000 customers.

     The  business  address  of Egoli Gas  (Proprietary)  Limited  is 9th Floor,
     Fedsure Towers, 13 Fredman Drive, Sandton 2146, South Africa.

     Northeolic Pico Gallo, S.L.
     ---------------------------

     Northeolic Pico Gallo, S.L. is a FUCO.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Cinergy  indirectly  owns 33% of  Northeolic  Pico Gallo,  S.L.,  a Spanish company.  Northeolic  Pico Gallo,  S.L. owns and operates 25 MW of electric wind park generation assets.

     The business  address of Northeolic Pico Gallo,  S.L. is La Plaza,  Caravia
     Baja, 33343 Asturias, Spain.

     Desarrollos Eolico El Aguila, S.A.
     ----------------------------------

     Desarrollos Eolico El Aguila, S.A. is a FUCO.

     Cinergy indirectly owns 11.5% of Desarrollos Eolico Aguila, S.A., a Spanish
     Company.  Desarrollos  Eolico El Aguila,  S.A.  owns and  operates 20 MW of electric wind park generation assets.

     The  business  address of  Desarrollos  Eolico El Aguila,  S.A.  is Avenida
     Academia Militar 52, Zaragoza, Spain.

     Corporacion Eolica Aragonesa, S.A.
     ----------------------------------

     Corporacion Eolica Aragonesa, S.A. is a FUCO.

     Cinergy  indirectly  owns 10% of  Corporacion  Eolica  Aragonesa,  S.A.,  a
     Spanish company. Corporacion Eolica Aragonesa, S.A. owns and operates three electric wind parks with assets that generate 64 MW.

     The  business  address  of  Corporacion  Eolica  Aragonesa,  S.A.  is Paseo
     Pamplona 5, 5a planta, Zaragoza, Aragon, Spain.

     Desebro
     -------

     Desebro is a FUCO.

     Cinergy  indirectly owns 50% of Desebro,  a company  incorporated in Spain.
     Desebro is a 15 MW  wind-powered  facility in northeast Spain near the City of  Zaragoza,  in the  Province  of Aragon,  and  supplies  electricity  to
     Electricas Reunidas de Zaragoza, S.A., a local utility company.

     The  address of Desebro is Avenida  Academia  Militar 52,  50015  Zaragoza,
     Spain.

     Semutang
     --------

     Semutang is an EWG.

     Cinergy indirectly owns 100% of Semutang, a corporation organized under the laws of England. Semutang hold gas field exploration and development rights and is engaged in preliminary power project development work in Bangladesh.

     The business address of Semutang is Cinergy House, Ryon Hill Park,  Warwick
     Road, Stratford-upon-Avon, Warwickshire, CV 37 0UU, U.K.

     Tsavo Power Company Limited
     ---------------------------

     Tsavo Power Company Limited is a FUCO.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Cinergy  indirectly  owns 49.9% of Tsavo Power  Company  Limited,  a Kenyan company.  Tsavo  Power  Company  Limited  is  a 74  MW  power  plant  under construction at Mombasa, Kenya's main seaport.

     The  business  address of Tsavo  Power  Company  Limited is 9th Floor,  IPS
     Building, Kimathi Street, P.O. Box 30500, Nairobi, Kenya.

     Baghabari Power Company Limited
     -------------------------------

     Baghabari Power Company Limited is a FUCO.

     Cinergy  indirectly  owns  100%  of  Baghabari  Power  Company  Limited,  a
     Netherlands company.  Baghabari Power Company Limited is a power project in
     Bangladesh.

     The business  address of Baghabari  Power Company Limited is House 54, Park
     Road, Baridhara, Dhaka 1212, Bangladesh.

ITEM 9.    WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

(b)  CinCap VII, LLC
     ---------------

     VMC Generating Company,  which is 50% owned by CinCap VIII, LLC, has a 100%
     equity  interest in CinCap VII, LLC.  Cinergy's  investment at December 31,
     2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     CinCap VII, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to CinCap VII, LLC.

     Duke Energy Madison, LLC
     ------------------------

     VMC Generating Company,  which is 50% owned by CinCap VIII, LLC, has a 100%
     equity  interest in Duke  Energy  Madison,  LLC.  Cinergy's  investment  at
     December 31, 2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Duke Energy Madison, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to Duke Energy Madison, LLC.

     Duke Energy Vermillion, LLC
     ---------------------------

     VMC Generating Company,  which is 50% owned by CinCap VIII, LLC, has a 100%
     equity interest in Duke Energy  Vermillion,  LLC.  Cinergy's  investment at
     December 31, 2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy had neither  directly nor  indirectly  guaranteed any securities of
     Duke Energy Vermillion, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to Duke Energy Vermillion, LLC.

     Westwood Operating Company, LLC
     -------------------------------

     Cinergy  Capital & Trading  Inc.,  a  wholly-owned  subsidiary  of  Cinergy
     Investments, had a 100% equity interest in Westwood Operating Company, LLC.
     At  December  31,  2000,  Cinergy  did not have an  investment  in Westwood
     Operating Company,  LLC. The Westwood  Operating  Company,  LLC assets were sold in the third quarter of 2000.

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Westwood Operating Company, LLC.

     No Cinergy subsidiary company that is not a FUCO or EWG has transferred any assets to Westwood Operating Company, LLC.

     EPR Ely Limited, Inc.
     ------------------------

     EPR Ely Power  Limited,  which is 30% owned by Cinergy  Global  Ely,  Inc., holds all of the  authorized  share  capital of EPR Ely Limited.  Cinergy's investment at December 31, 2000 is being filed pursuant to Rule 104(b) (see
     Exhibit J).

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     EPR Ely Limited.

     No Cinergy  subsidiary  company that is not an EWG or FUCO has  transferred any assets to EPR Ely Limited.

     Foote Creek II, LLC
     -------------------

     Cinergy  Global Foote Creek II, Inc., a  wholly-owned  subsidiary of Global
     Power,  has a 100% equity  interest  in Foote  Creek,  II,  LLC.  Cinergy's investment at December 31, 2000 is being filed pursuant to Rule 104(b) (see
     Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Foote Creek II, LLC

     No Cinergy subsidiary company,  that is not an EWG or FUCO, has transferred any assets to Foote Creek II, LLC.

     Foote Creek III, LLC
     --------------------

     Cinergy  Global Foote  Creek,  Inc., a  wholly-owned  subsidiary  of Global
     Power,  has a 100%  equity  interest  in Foote  Creek III,  LLC.  Cinergy's investment at December 31, 2000 is being filed pursuant to Rule 104(b) (see
     Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Foote Creek III, LLC.

     No Cinergy subsidiary company,  that is not an EWG or FUCO, has transferred any assets to Foote Creek III, LLC.

     Cinergy Global Foote Creek IV, Inc.
     -----------------------------------

     Global Power,  has a 100% equity interest in Cinergy Global Foote Creek IV,
     Inc.  Cinergy's  investment at December 31, 2000 is being filed pursuant to
     Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Cinergy Global Foote Creek IV, LLC.

     No Cinergy subsidiary company,  that is not an EWG or FUCO, has transferred any assets to Cinergy Global Foote Creek IV, Inc.

     Cinergy Global Power Services Limited
     -------------------------------------

     Cinergy Global Power, Inc. holds 100% of the equity of Cinergy Global Power
     Services Limited.  Cinergy's investment at December 31, 2000 is being filed pursuant to Rule 104(b) (See Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Cinergy Global Power Services Limited.

     No subsidiary  company,  that is not a FUCO, has  transferred any assets to
     Cinergy Global Power Services Limited.

     Cinergy Global Power (UK) Limited
     ----------------------------------

     Cinergy Global Power,  Inc.,  holds 100% of the Ordinary  Shares of Cinergy
     Global Power (UK)  Limited.  Cinergy's  investment  at December 31, 2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Cinergy Global Power (UK) Limited.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Cinergy Global Power (UK) Limited.

     Copperbelt
     ----------

     Cinergy Zambia B.V., a Dutch company,  substantially all of whose equity is held by Cinergy  Holdings  B.V.,  holds  3.89  million  Ordinary  Shares of
     Copperbelt.  Cinergy's  investment  at  December  31,  2000 is being  filed pursuant to Rule 104(b) (see Exhibit J).

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Copperbelt.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Copperbelt.

     EOS I
     -----

     Cinergy Turbines B.V., a wholly-owned  subsidiary of Cinergy Holdings B.V., holds 485 of the 1,000 issued and  outstanding  shares (with a par value of
     1,000  Pesetas per share) of EOS I.  Cinergy's  investment  at December 31,
     2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     EOS I.

     No Cinergy  subsidiary  company,  that is not a FUCO, has  transferred  any assets to EOS I.

     EOS II
     ------

     Cinergy Turbines B.V., a wholly-owned  subsidiary of Cinergy Holdings B.V., holds 485 of the 1,000 issued and  outstanding  shares (with a par value of
     1,000  Pesetas per share) of EOS II.  Cinergy's  investment at December 31,
     2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     EOS II.

     No Cinergy  subsidiary  company,  that is not a FUCO, has  transferred  any assets to EOS II.

     Crisa
     -----

     Cinergy Hydro B.V.,  is the legal and  beneficial  owner of 85,908  shares, representing  approximately ninety-five and one-half percent (95.5%) of the issued share capital of Crisa. Cinergy's investment at December 31, 2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Crisa.

     No Cinergy  subsidiary  company,  that is not a FUCO, has  transferred  any assets in Crisa.

     Ascoy
     -----

     Crisa is the  legal  and  beneficial  owner of 8,335  shares,  representing nineteen and one-half  (19.5%) of the issued share capital of Ascoy.  Crisa acquired its interest in Ascoy with funds entirely non-recourse to Cinergy.

     Cinergy has neither nor indirectly guaranteed any securities of Ascoy.

     No Cinergy  subsidiary,  that is not a FUCO, has  transferred any assets in
     Ascoy.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Narva
     -----

     Cinergy 1, B.V.,  a Dutch  company,  all of whose equity is held by Cinergy
     Hydro B.V., holds an indirect  sixty-seven percent (67%) equity interest in the outstanding  shares of Narva. This indirect interest is through Cinergy
     1  B.V.'s  sixty-seven  percent  (67%)  holding  in the  share  capital  of
     Startekor (the holder of 100% of the voting securities of Narva). Cinergy's investment at December 31, 2000 is being filed pursuant to Rule 104(b) (see
     Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Narva.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Narva.

     Cinergy Global Resources 1 B.V.
     ------------------------------

     Cinergy Hydro B.V.  holds all of the equity of Cinergy  Global  Resources 1
     B.V.  Cinergy  Global  Resources  1 B.V.  holds all the equity  interest in
     Moravske Teplarny,  a.s., Plezenka  Energetika,  Cinergy Global Polska S.P.
     Z.o.o.,  Cinergy Global  Resources a.s.,  Cinergetika U/L a.s.,  Energetika
     Chropyne a.s. and Energy  Customer  Services,  s.r.o.  In addition  Cinergy
     Global  Resources 1 B.V. owns a 12% equity interest in Teplarna  Otrokovice
     a.s.  We are  currently  in the process of  restructuring  in order to move ownership  of  CZECHPOL  ENERGY,  spol,  s.r.o.  to  Cinergy  Global 1 B.V.
     Cinergy's  investment at December 31, 2000 is being filed  pursuant to Rule
     104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Cinergy Global Resources 1 B.V.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Cinergy Global Resources 1 B.V.

     Egoli Gas (Proprietary) Limited
     -------------------------------

     Cinergy  South  African  Investments  holds all of the  equity of Egoli Gas
     (Proprietary)  Limited.  Cinergy's investment at December 31, 2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Egoli Gas (Proprietary) Limited

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Egoli Gas (Proprietary) Limited

     Northeolic Pico Gallo, S.L.
     ---------------------------

     Cinergy 2 B.V.  holds 33% of the  equity in  Northeolic  Pico  Gallo,  S.L.
     Cinergy's  investment at December 31, 2000 is being filed  pursuant to Rule
     104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Northeolic Pico Gallo, S.L.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Northeolic Pico Gallo, S.L.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Desarrollos Eolico El Aguila, S.A.
     ----------------------------------

     Cinergy 2 B.V. holds 11.50% of the equity in Desarrollos  Eolico El Aguila,
     S.A.  Cinergy's  investment at December 31, 2000 is being filed pursuant to
     Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Desarrollos Eolico Aguila, S.A.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Desarrollos Eolico Aguila, S.A.

     Corporacion Eolica Aragonesa, S.A.
     ----------------------------------

     Corporacion  Eolica,  S.L. holds 100% of the equity of  Corporacion  Eolica
     Aragonesa,  S.A.  Cinergy's  investment at December 31, 2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly or indirectly  guaranteed  any  securities of
     Corporacion Eolica Aragonesa, S.A.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Corporacion Eolica Aragonesa, S.A.

     Desebro
     -------

     Cinergy 2 B.V. is the legal and  beneficial  owner of 3,608  shares (50% of the issued share capital of Desebro).  Cinergy's investment at December 31,
     2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Desebro.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Desebro.

     Semutang
     --------

     Global  Power,  a  Delaware  corporation,  has a 100%  equity  interest  in
     Semutang.  Semutang  holds a 30%  interest  in certain  gas assets in a gas field in  Bangladesh.  Cinergy's  investment  at December 31, 2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Semutang.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Semutang.

     Tsavo Power Company Limited
     ---------------------------

     IPS-Cinergy Power Limited,  a Kenyan company,  holds 48.2% of the equity in
     Tsavo Power Company  Limited.  Cinergy  Global Tsavo Power,  a wholly owned subsidiary of Cinergy Global (Cayman)  Holdings,  Inc.,  holds 48.2% of the equity in IPS-Cinergy Power Limited.  Cinergy's  investment at December 31,
     2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Tsavo Power Company Limited.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Tsavo Power Company Limited.

     Baghabari Power Company Limited
     -------------------------------

     Cinergy  Holding B.V.  holds all of the equity in Baghabari  Power  Company
     Limited.  Cinergy's investment at December 31, 2000 is being filed pursuant to Rule 104(b) (see Exhibit J).

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Cinergy has neither  directly nor  indirectly  guaranteed any securities of
     Baghabari Power Company Limited.

     No Cinergy subsidiary company that is not a FUCO has transferred any assets to Baghabari Power Company Limited.

(c)  CinCap VII, LLC
     ---------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Duke Energy Madison, LLC
     ------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Duke Energy Vermillion, LLC
     ---------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Westwood Operating Company, LLC
     -------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     EPR Ely Limited
     ---------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Foote Creek II, LLC
     -------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Foote Creek III, LLC
     --------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Cinergy Global Foote Creek IV, Inc.
     -----------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Cinergy Global Power Services Limited
     -------------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Cinergy Global Power (UK) Limited
     ----------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Copperbelt
     ----------

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     EOS I
     -----

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     EOS II
     ------

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

     Crisa
     -----

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Ascoy
     -----

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Narva
     -----

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     Cinergy Global Resources I B.V.
     ------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Egoli Gas (Proprietary) Limited
     ------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Northeolic Pico Gallo, S.L.
     ---------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Desarrollos Eolico El Agulia, S.A.
     ----------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Corporacion Eolica Aragonesa, S.A.
     ----------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Desebro
     -------

     Filed pursuant to Rule 104(b). See Exhibit J for the required information.

     Semutang
     --------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Tsavo Power Company Limited
     ---------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

     Baghabari Power Company Limited
     -------------------------------

     Cinergy has not obtained complete  financial  statements for this entity as of December  31,  2000,  and  therefore is not in a position to perform the requested  calculations  as of December 31,  2000.  Cinergy will amend this annual  report at such time to file  these  financial  statements  with the
     Commission.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

(d)  CinCap VI, LLC,  CinCap VII,  LLC,  Duke Energy  Madison,  LLC, Duke Energy
     Vermillion,  LLC, Westwood Operating Company,  LLC, EPR Ely Limited,  Foote
     Creek III, LLC, Cinergy Global Poer UK Limited,  Copperbelt, EOS I, EOS II,
     Crisa,  Ascoy,  Narva,  Moravske Teplarny a.s.,  Plzenska Energetika s.r.o,
     Cinergetika, Chropyne, Otrokovice, Desebro

     Non-utility  service  agreement,  as amended,  among  Cinergy,  non-utility subsidiaries of Cinergy and Services (pursuant to Rel. No. 35-26662,  dated
     2/7/97).

     Pursuant to the  agreement  between  Services  and  Cinergy's  domestic and foreign  subsidiaries,  Services  allocates a proportional share of certain costs to Cinergy's system  companies,  including its EWGs,  foreign utility holding companies and/or FUCO subsidiaries. These transactions are reported in Cinergy's U-13-60 for the year ended December 31, 2000.

Part II

See the following exhibits:

          H    Organizational chart showing the relationship of the various EWGs and FUCOs to other system companies.

          I-1  Financial  Statements  for Copperbelt for the year ended December
               31, 2000. (Filed pursuant to Rule 104(b).)

          I-2 Financial  Statements  for EOS I for the year ended  December 31,
               2000. (Filed pursuant to Rule 104(b).)

          I-3 Financial  Statements  for EOS II for the year ended December 31,
               2000. (Filed pursuant to Rule 104(b).)

          I-4  Financial  Statements  for Narva for the year ended  December 31,
               2000. (Filed pursuant to Rule 104(b).)

          I-5  Financial  Statements of Desarrollo Eolico del Ebro, S.A. for the
               year ended December 31, 2000. (Filed pursuant to Rule 104(b).)

   Note:  Cinergy is working with its independent  public accountants to prepare audited  financial  statements for  Crisa,Foote  Creek II, Foote Creek
          III,  Foote  Creek IV,  Desarrollo  Eolico El  Aguila,  S.A.,  EPR Ely
          Limited, Egoli Gas (Pty) Limited,  Cinergy Global Resources 1 B.V. and
          VMC  Generating  Company  and  expects  such  audited  reports  to  be available in the future. Cinergy will amend this annual report at such time to file these audited  financial  statements with the Commission.
          As a result,  Cinergy is not in a position  to perform  the  requested calculations as of December 31, 2000 for these entities.

Part III

Cinergy had an aggregate  investment of $1,371 million ($927 million in EWGs and
$444 million in FUCOs and  FUCO-related  subsidiaries) at December 31, 2000. The ratio of Cinergy's  aggregate  investment in FUCOs and EWGs to its investment in domestic public utility subsidiary companies is 48%.

ITEM 10.   FINANCIAL STATEMENTS AND EXHIBITS

Consolidating Financial Statements, Schedules, and Notes
--------------------------------------------------------

o    Financial Statements and Notes 1 through 18 to the Financial Statements are incorporated herein by reference,  in Exhibit A-1 (page XX), in the Cinergy
     Annual  Report  on Form 10-K for 2000  (Item 8.  Financial  Statements  and
     Supplementary Data).

o    Financial Statements and Notes 1 through 18 to the Financial Statements are incorporated  herein by  reference,  in Exhibit  A-3 (page XX), in the CG&E
     Annual  Report  on Form 10-K for 2000  (Item 8.  Financial  Statements  and
     Supplementary Data).

o    Financial Statements and Notes 1 through 18 to the Financial Statements are incorporated  herein by  reference,  in Exhibit  A-4 (page XX),  in the PSI
     Annual  Report  on Form 10-K for 2000  (Item 8.  Financial  Statements  and
     Supplementary Data).

o    Financial Statements and Notes 1 through 18 to the Financial Statements are incorporated  herein by  reference,  in Exhibit A-5 (page XX), in the ULH&P
     Annual  Report  on Form 10-K for 2000  (Item 8.  Financial  Statements  and
     Supplementary Data).

Exhibits

The financial statements for certain of the direct and indirect  subsidiaries of
Global  Resources (See "Item 1. System  Companies and Investments  Therein as of
December 31, 2000" for a listing of Global  Resources'  subsidiaries)  have been omitted. These financial statements concern companies who are either inactive or solely engaged in holding, directly or indirectly, Global Resources' investments in EWGs or FUCOs. The financial statements filed herein for Global Resources are designated  as  Exhibits  F-11 and I-1 through  I-5.  Financial  statements  for
Reliant Services, LLC, MPI Acquisitions and Miller Pipeline Corporation canot be obtained at this time.  Cinergy will amend this annual report in the future when these financial statements are received.

F-1  Consolidating Financial Statements of Cinergy for 2000.

F-2  Consolidating Financial Statements of CG&E for 2000.

F-3  Consolidating Financial Statements of Cinergy Technologies,  Inc. for 2000.
     (Filed pursuant to Rule 104(b).)

F-4  Consolidating Financial Statements of Investments for 2000. (Filed pursuant to Rule 104(b).)

F-5  Consolidating Financial Statements of Capital & Trading for 2000. (Filed
     pursuant to Rule 104(b).)

F-6  Consolidating  Financial  Statements  of CinCap  VIII LLC for 2000.  (Filed
     pursuant to Rule 104(b).)

F-7  Consolidating  Financial  Statements of Solutions for 2000. (Filed pursuant to Rule 104(b).)

F-8  Consolidating  Financial  Statements  of  Vestar,  Inc.  for  2000.  (Filed
     pursuant to Rule 104(b).)

F-9  Consolidating Financial Statements of 3036324 Nova Scotia Company for 2000.
     (Filed pursuant to Rule 104(b).)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

F-10 Consolidating  Financial  Statements of Cinergy  Solutions,  Inc. for 2000.
     (Filed pursuant to Rule 104(b).)

F-11 Consolidating  Financial Statements of Cinergy Holdings BV for 2000. (Filed
     pursuant to Rule 104(b).)

F-12 Consolidating  Financial  Statements of Cinergy  Hydro BV for 2000.  (Filed
     pursuant to Rule 104(b).)

F-13 Consolidating  Financial  Statements of Cinergy  Global  Resources 1 BV for
     2000. (Filed pursuant to Rule 104(b).)

F-14 Financial Statements of Cadence for 2000. (Filed pursuant to Rule 104(b).)

F-15 Financial  Statements of CinCap IV, LLC for 2000.  (Filed  pursuant to Rule
     104(b).)

F-16 Financial  Statements  of CinCap V, LLC for 2000.  (Filed  pursuant to Rule
     104(b).)

F-17 Financial  Statements of Q-Comm  Corporation  for 2000.  (Filed pursuant to
     Rule 104(b).)

F-18 Financial  Statements  of  Lattice  Communications,  LLC for  2000.  (Filed
     pursuant to Rule 104(b).)

F-19 Financial  Statements  of Centrus,  LLP for 2000.  (Filed  pursuant to Rule
     104(b).)

F-20 Summary of Selected Financial  Information of Trigen-Cinergy Joint Ventures
     for 2000. (Filed pursuant to Rule 104(b).)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued)

F-21 No information is being filed under the designation of Exhibit F-21

F-22 Financial  Statements  of  Shreveport  Red River  Utilities,  LLC for 2000.
     (Filed pursuant to Rule 104(b).)

F-23 Item 6. Part III -  Supplemental  Information  Regarding  Compensation  and
     Security Ownership of Officers and Directors of System Companies.

H    Organizational  chart showing the  relationship  of EWGs and FUCOs to other system companies.

I-1  Financial  Statements of Copperbelt  for the year ended  December 31, 2000.
     (Filed pursuant to Rule 104(b).)

I-2  Financial  Statements of EOS I for the year ended December 31, 2000. (Filed pursuant to Rule 104(b).)

I-3  Financial Statements of EOS II for the year ended December 31, 2000. (Filed pursuant to Rule 104(b).)

I-4  Financial  Statements of Narva for the year ended December 31, 2000. (Filed pursuant to Rule 104(b).)

I-5  Financial Statements of Desarrollo Eolico del Ebro, S.A. for the year ended
     December 31, 2000. (Filed pursuant to Rule 104(b).)

J    Response to Item 9, Part I (b) and (c) for all EWGs and FUCOs.  (Filed
     pursuant to Rule 104(b).)

ITEM 10. EXHIBITS

Copies of the documents  listed below which are identified  with an asterisk (*)
have heretofore been filed with the SEC and are incorporated herein by reference and made a part hereof.  Exhibits not so identified  are filed  herewith  unless otherwise stated.

 EXHIBIT
DESIGNATION                           NATURE OF EXHIBIT

     A-1  *Annual Report of Cinergy on Form 10-K for the year ended December 31,
          2000. (File No. 1-11377.)

     A-2  *2001 Proxy Statement for the year ended December 31, 2000.  (File No.
          1-11377.)

     A-3  *Annual Report of CG&E on Form 10-K for the year ended December  31,
          2000. (File No. 1-1232.)

     A-4  *Annual  Report of PSI on Form 10-K for the year  ended  December  31,
          2000. (File No. 1-3543.)

     A-5  *Annual Report of ULH&P on Form 10-K for the year ended December 31,
          2000. (File No. 2-7793.)

     B-1  *Certificate of Incorporation  of Cinergy.  (Exhibit to Cinergy's 1993
          Form 10-K in File No. 1-11377.)

     B-2  *By-laws  of  Cinergy  as  amended  December  14,  2000.  (Exhibit  to
          Cinergy's 2000 Form 10-K in File No. 1-11377.)

     B-3  *Amended Articles of Incorporation of CG&E effective October 23, 1996.
          (Exhibit to CG&E's September 30, 1996, Form 10-Q in File No. 1-1232.)

     B-4  *Regulations of CG&E as amended, adopted April 25, 1996. (Exhibit to
          CG&E's March 31, 1996, Form 10-Q, in File No. 1-1232.)

     B-5  *Amended  Articles of  Consolidation of PSI as amended April 20, 1995.
          (Exhibit to PSI's June 30, 1995, Form 10-Q in File No. 1-3543.)

     B-6  *Amendment to Article D of the Amended  Articles of  Consolidation  of
          PSI effective July 10, 1997.  (Exhibit to PSI's 1997 Form 10-K in File
          No. 1-3543.)

     B-7  *By-laws of PSI as amended December 17, 1996.  (Exhibit to PSI's March
          31, 1997, Form 10-Q in File No. 1-3543.)

     B-8  *Restated Articles of Incorporation of ULH&P made  effective May 7,
          1976. (Exhibit to ULH&P's Form 8-K, May 1976, in File No. 2-7793.)

     B-9  *By-laws of ULH&P as amended, adopted May 8, 1996. (Exhibit to ULH&P's
          March 31, 1996, Form 10-Q in File No. 2-7793.)

     B-10 *Amendment to Restated Articles of  Incorporation of ULH&P (Article
          Third) and  Amendment to the By-laws of ULH&P (Article  1),  both effective July 24, 1997. (Exhibit to ULH&P's 1997 Form 10-K in File
          No. 2-7793.)

     B-11 *By-laws of ULH&P as amended, adopted  May 26, 1999.  (Exhibit  to
          Cinergy's Form U5S filed May 1, 2000.)

     B-12 *Certificate of Incorporation of Services.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-13 *By-laws  of  Services.  (Exhibit to  Cinergy's  Form U5S filed May 1,
          1996.)

     B-14 *Articles of  Incorporation  of Tri-State.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-15 *Regulations of Tri-State as amended,  adopted May 28, 1999.  (Exhibit to Cinergy's U5S filed May 1, 2000.)

     B-16 *Articles of Incorporation of Lawrenceburg. (Exhibit to Cinergy's Form
          U5S filed May 1, 1996.)

     B-17 *By-laws of Lawrenceburg as amended, adopted May 28, 1999. (Exhibit to
          Cinergy's U5S filed May 1, 2000.)

     B-18 *Articles of  Incorporation  of West Harrison as amended.  (Exhibit to
          Cinergy's Form U5S filed May 1, 1996.)

     B-19 *By-laws of West Harrison as amended,  adopted May 28, 1999.  (Exhibit to Cinergy's U5S filed May 1, 2000.)

     B-20 *Articles of Incorporation of Miami as amended.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1996.)

     B-21 *By-laws  of Miami as  amended,  adopted  May 28,  1999.  (Exhibit  to
          Cinergy's Form U5S filed May 1, 2000.)

     B-22 *Articles of Incorporation  of KO Transmission.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1996.)

     B-23 *By-laws of KO Transmission as amended, adopted May 28, 1999. (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-24 Articles of Organization of Cinergy Beckjord, LLC

     B-25 Operating Agreement for Cinergy Beckjord, LLC

     B-26 Articles of Organization of Cinergy Conesville, LLC

     B-27 Operating Agreement for Cinergy Conesville, LLC

     B-28 Articles of Organization of Cinergy Dicks Creek, LLC

     B-29 Operating Agreement for Cinergy Dicks Creek, LLC

     B-30 Certificate of Formation of Cinergy East Bend, LLC

     B-31 Articles of Organization of Cinergy Killen, LLC

     B-32 Articles of Organization of Miami Fort, LLC

     B-33 Articles of Organization of Cinergy Stuart, LLC

     B-34 Articles of Organization of Cinergy Woodsdale, LLC

     B-35 Articles of Organization of Cinergy Zimmer, LLC

     B-36 Certificate of Incorporation of Cinergy Power Investments, Inc.

     B-37 Regulations of Cinergy Power Investments, Inc.

     B-38 *Articles  of  Incorporation  of  South   Construction.   (Exhibit  to
          Cinergy's Form U5S filed May 1, 1996.)

     B-39 *By-laws of South  Construction.  (Exhibit to Cinergy's Form U5S filed
          May 1, 1996.)

     B-40 *Certificate of  Incorporation  of Investments.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1996.)

     B-41 *By-laws of  Investments.  (Exhibit to Cinergy's Form U5S filed May 1,
          1996.)

     B-42 *Amended Articles of Incorporation of  Cinergy-Cadence,  Inc. (Exhibit
          to Cinergy's Form U5S file April 30, 1999.)

     B-43 *By-laws of Cinergy-Cadence, Inc. (Exhibit to Cinergy's Form U5S filed
          May 1, 1996.)

     B-44 *Certificate  of Formation of Cadence.  (Exhibit to Cinergy's Form U5S
          filed May 1, 1998.)

     B-45 Certificate of Incorporation of Cadence Network, Inc.

     B-46 By-laws of Cadence Network, Inc.

     B-47 *Amended Articles of Incorporation of Capital & Trading. (Exhibit to
          Cinergy's Form U5S filed May 1, 1997.)

     B-48 *By-laws of Capital & Trading. (Exhibit to Cinergy's Form U5S filed
          May 1, 1996.)

     B-49 *Certificate  of  Formation  of CinCap  MVC  OpCo,  LLC.  (Exhibit  to
          Cinergy's Form U5S filed May 1, 2000.)

     B-50 *Certificate  of  Formation  of CinCap IV, LLC.  (Exhibit to Cinergy's
          Form U5S filed May 1, 1998.)

     B-51 *Certificate of Formation of CinCap V, LLC. (Exhibit to Cinergy's Form
          U5S filed April 30, 1999.)

     B-52 *Certificate of Formation of CinCap VIII,  LLC.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-53 *Certificate  of Formation of CinCap VII,  LLC.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-54 *Amended  Agreement of Limited  Liability  Company of CinCap VII, LLC.
          (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-55 *Certificate  of Formation of Duke Energy  Madison,  LLC.  (Exhibit to
          Cinergy's Form U5S filed May 1, 2000.)

     B-56 *Certificate of Formation of Duke Energy Vermillion,  LLC. (Exhibit to
          Cinergy's Form U5S filed May 1, 2000.)

     B-57 Certificate of Formation of CinCap IX LLC

     B-58 Certificate of Formation of CinCap X LCC

     B-59 *Certificate of Formation of Westwood Operating Company, LLC. (Exhibit
          to Cinergy's Form U5S filed April 30, 1999.)

     B-60 *Certificate  of Formation  of CinPower I, LLC.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-61 *Amended Agreement of Limited Liability  Agreement of CinPower I, LLC.
          (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-62 *Certificate  of  Amendment  to  Certificate  of  Formation of Cinergy
          Marketing & Trading,  LLC. (The sole purpose of the amendment was to change Producers Energy Marketing, LLC's name to Cinergy Marketing &
          Trading, LLC.) (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-63 *Second  Amended  Agreement  of Limited  Liability  Company of Cinergy
          Marketing & Trading, LLC dated June 8, 1999. (Exhibit to Cinergy's
          Form U5S filed May 1, 2000.)

     B-64 Certificate of Formation of Cinergy Transportation, LLC

     B-65 Certificate of Formation for SynCap I, LLC

     B-66 Certificate of Formation for SynCap II, LLC

     B-67 *Certificate of Incorporation of Cinergy Communications, Inc.
           (Exhibit to Cinergy's Form U5S filed May 1, 1997.)

     B-68 *By-laws of Cinergy Communications Inc.  (Exhibit to Cinergy's Form
           U5S filed May 1, 1997.)

     B-69 Certificate of Amendment of Certificate  of  Incorporation  of Cinergy
          Telecommunications Holding Company, Inc., (the sole purpose of this amendment was to change Cinergy Communications, Inc.'s name to
          Cinergy Telecommunication Holding Company, Inc.)

     B-70 *Certificate of Incorporation of Cinergy  Telecommunications  Networks
          Holdings, Inc. (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-71 *By-laws of Cinergy  Telecommunications  Networks Holdings,  Inc. (The
          referenced  agreement is with one or more unaffiliated  third parties,
          contains  sensitive,   competitive  information,  and  is  subject  to
          confidentiality restrictions.  Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-72 *Certificate of Formation of Lattice Communications,  LLC. (Exhibit to
          Cinergy's U5S filed May 1, 2000.)

     B-73 *Articles of Incorporation of Engineering.  (Exhibit to Cinergy's Form
          U5S filed May 1, 1998.)

     B-74 *Regulations of Engineering.  (Exhibit to Cinergy's Form U5S filed May
          1, 1998.)

     B-75 *Certificate of Incorporation of Cinergy - Centrus,  Inc.  (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-76 *By laws of Cinergy - Centrus,  Inc.  (Exhibit to  Cinergy's  Form U5S
          filed April 30, 1999.)

     B-77 *Partnership  Agreement of Centrus,  LLP. (The referenced agreement is with  one or more  unaffiliated  third  parties,  contains sensitive,
           competitive   information,   and   is   subject   to  confidentiality
           restrictions. Upon request, Cinergy will use its best efforts to make such agreement available to the SEC's staff.)

     B-78 *Certificate  of  Incorporation  of Cinergy - Centrus  Communications,
          Inc. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-79 *By-laws  of  Cinergy  -  Centrus  Communications,  Inc.  (Exhibit  to
          Cinergy's Form U5S filed April 30, 1999.)

     B-80 *Certificate of Incorporation of Cinergy  Resources,  Inc. (Exhibit to
          Cinergy's Form U5S filed May 1, 1996.)

     B-81 *By-laws of Cinergy  Resources,  Inc.  (Exhibit to Cinergy's  Form U5S
          filed May 1, 1996.)

     B-82 *Certificate of Incorporation of Solutions. (Exhibit to Cinergy's Form
          U5S filed May 1, 1999.)

     B-83 *By-laws of  Solutions.  (Exhibit to  Cinergy's  Form U5S filed May 1,
          1998.)

     B-84 Certificate of Amendment of Certificate  of  Incorporation  of Cinergy
          Solutions Holding Company, Inc. (the sole purpose of the amendment was to change Cinergy Solutions, Inc's name to Cinergy Solutions Holding
          Company, Inc.)

     B-85 *Certificate of Incorporation of 3036243 Nova Scotia Company. (Exhibit
          to Cinergy's Form U5S filed on May 1, 2000.)

     B-86 *Limited  Liability  Company  Agreement of Cinergy  Solutions  Limited
          Partnership.   (The   referenced   agreement   is  with  one  or  more
          unaffiliated   third   parties,   contains   sensitive,    competitive
          information,  and is subject  to  confidentiality  restrictions.  Upon request,  Cinergy  will use its best  efforts  to make such  agreement available to the SEC's staff.)

     B-87 *Certificate of  Incorporation  of Cinergy  Business  Solutions,  Inc.
          (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-88 *By-laws of Cinergy  Business  Solutions,  Inc.  (Exhibit to Cinergy's
          Form U5S filed April 30, 1999.)

     B-89 *Amendment of Articles of Rose Technology  Group Limited.  (Exhibit
          to Cinergy's Form U5S filed on May 1, 2000.)

     B-90 *Articles of Incorporation of Cinergy Customer Care, Inc.  (Exhibit to
          Cinergy's Form U5S filed April 30, 1999.)

     B-91 *By-laws of Cinergy Customer Care, Inc. (Exhibit to Cinergy's Form U5S
          filed April 30, 1999.)

     B-92 *Certificate of Formation of Cinergy EPCOM, LLC. (Exhibit to Cinergy's
          Form U5S filed on May 1, 2000.)

     B-93 *Certificate of Formation of Cinergy EPCOM College Park, LLC. (Exhibit
          to Cinergy's Form U5S filed on May 1, 2000.)

     B-94 Certificate of Incorporation of Cinergy Solutions, Inc.

     B-95 Certificate of Incorporation of Cinergy Energy Solutions, Inc.

     B-96 Certificate of Formation of Cinergy GASCO Solutions, LLC

     B-97 Certificate of Formation of Cinergy Solutions Partners, LLC

     B-98 Certificate of Formation of Lansing Grand River Utilities, LLC

     B-99 Certificate of Formation for Oklahoma Arcadian Utilities, LLC

     B-100 Certificate of Formation for Sheveport Red River Utilities, LLC

     B-101 Amended and Restated  Certificate of Formation for Sheveport Red
           River Utilities, LLC

     B-102 Certificate of Formation for Cinergy Solutions of Boca Raton, LLC

     B-103 *Certificate of  Incorporation of Cinergy  Solutions of Tuscola, Inc.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-104 *By-laws of Cinergy  Solutions of Tuscola, Inc. (Exhibit to Cinergy's
           Form U5S filed April 30, 1999.)

     B-105 *Certificate of Formation of Energy Equipment  Leasing LLC. (Exhibit
            to Cinergy's Form U5S filed April 30, 1999.)

     B-106 *Certificate  of  Formation of  Trigen-Cinergy. (Exhibit to Cinergy's
           Form U5S filed May 1, 1998.)

     B-107 *Certificate of Formation of  Trigen-Cinergy  Solutions of Ashtabula,
           LLC. (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-108 *Limited Liability Company  Agreement of  Trigen-Cinergy Solutions of
            Baltimore  LLC.  (The  referenced  agreement  is  with one  or  more
            unaffiliated   third   parties,  contains   sensitive,   competitive
            information,  and is subject to confidentiality  restrictions.  Upon request, Cinergy  will use its best  efforts  to make such agreement available to the SEC's staff.)

     B-109 *Certificate of Formation of Trigen-Cinergy  Solutions of Boca Raton,
           LLC. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-110 *Articles of Organization of  Trigen-Cinergy  Cincinnati. (Exhibit to
           Cinergy's Form U5S filed May 1, 1998.)

     B-111 *Certificate  of  Formation  of  Trigen-Cinergy Solutions  of College
           Park, LLC. (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-112 *Certificate of  Formation of  Trigen-Cinergy  Solutions of Danville,
           LLC. (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-113 Certificate of Formation of Trigen-Cinergy Solutions of Elmgrove, LLC

     B-114 *Certificate  of Formation  of  Trigen-Cinergy  Illinois. (Exhibit to
           Cinergy's Form U5S filed May 1, 1998.)

     B-115 *Certificate of Formation of Trigen-Cinergy Solutions of Lansing LLC.
           (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-116 Certificate of Formation of Trigen/Cinergy - USFOS Lansing LLC

     B-117 *Certificate of Formation of Trigen-Cinergy Solutions of Orlando LLC.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-118 *Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills
           LLC. (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-119 *Certificate of Formation of Trigen-Cinergy Solutions of Owings Mills
           Energy Equipment Leasing, LLC.(Exhibit to Cinergy's Form U5S filed on
           May 1, 2000.)

     B-120 *Certificate of  Formation of  Trigen-Cinergy  Solutions of Rochester
           LLC. (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-121 *Certificate of Formation of Trigen-Cinergy Solutions of Silver Grove
           LLC. (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-122 *Resolutions of   Trigen-Cinergy   Solutions  of  Silver  Grove  LLC.
           (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-123 *Limited Liability Company  Agreement of Trigen-Cinergy  Solutions of
           St.  Paul  LLC.  (The  referenced  agreement  is  with  one  or  more
           unaffiliated   third   parties,  contains   sensitive,    competitive
           information,  and is subject  to confidentiality  restrictions.  Upon request,  Cinergy  will use its best efforts  to make such  agreement available to the SEC's staff.)

     B-124 *Certificate  of  Formation  of Trigen-Cinergy  Solutions of Tuscola,
           LLC. (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-125 *Certificate  of  Incorporation   of  Cinergy  Supply  Network,  Inc.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-126 *By-laws of Cinergy Supply  Network,  Inc. (Exhibit to Cinergy's Form
           U5S filed April 30, 1999.)

     B-127 *Articles  of  Organization  of Reliant  Services,  LLC. (Exhibit  to
           Cinergy's Form U5S filed April 30, 1999.)

     B-128 *Articles of Incorporation  of Technology. (Exhibit to Cinergy's Form
           U5S filed May 1, 1996.)

     B-129 *By-laws of  Technology. (Exhibit to Cinergy's Form U5S filed May 1,
            1996.)

     B-130 *Amended Articles of Incorporation of Enertech. (Exhibit to Cinergy's
           Form U5S filed May 1, 1997.)

     B-131 *Regulations of Enertech. (Exhibit to Cinergy's Form U5S filed May 1,
           1996.)

     B-132 *Certificate  of  Incorporation  of  Global  Resources.  (Exhibit  to
           Cinergy's Form U5S filed April 30, 1999.)

     B-133 *By-laws of Global  Resources. (Exhibit to  Cinergy's  Form U5S filed
           April 30, 1999.)

     B-134 *Certificate  of  Incorporation  of Global  Power. (Formerly  Cinergy
           Investments  MPI,  Inc.)  (Exhibit to Cinergy's Form U5S filed May 1,
           1998.)

     B-135 *By-laws of Global Power. (Exhibit to Cinergy's Form U5S filed May 1,
           1998.)

     B-136 By-laws of Cinergy Global Chandler Holding, Inc.

     B-137 Certificate of Incorporation of Cinergy Global Chandler I, Inc.

     B-138 By-laws of Cinergy Global Chandler I, Inc.

     B-139 *Certificate of Incorporation of Cinergy Global Ely, Inc. (Exhibit to
           Cinergy's Form U5S filed April 30, 1999.)

     B-140 *By-laws of Cinergy  Global Ely, Inc. (Exhibit to Cinergy's  Form U5S
           filed April 30, 1999.)

     B-141 *Articles  of  Association  of EPR  Ely  Power  Limited. (Exhibit  to
           Cinergy's Form U5S filed April 30, 1999.)

     B-142 *Articles of  Association  of EPR Ely  Limited. (Exhibit to Cinergy's
           Form U5S filed April 30, 1999.)

     B-143 *Articles of Association  of Ely Power Limited. (Exhibit to Cinergy's
           Form U5S filed May 1, 2000.)

     B-144 Memorandum of Association of Anglian Ash Limited

     B-145 Articles of Association of Anglian Ash Limited

     B-146 *Articles  of  Association  of  Anglian  Straw  Limited. (Exhibit  to
           Cinergy's Form U5S filed May 1, 2000.)

     B-147 *Certificate  of  Incorporation  of Cinergy  Global Foote Creek, Inc.
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-148 *By-laws of Cinergy  Global  Foote Creek,  Inc. (Exhibit to Cinergy's
           Form U5S filed May 1, 2000.)

     B-149 *Certificate  of  Formation  of Foote  Creek  III,  LLC. (Exhibit  to
           Cinergy's Form U5S filed May 1, 2000.)

     B-150 *Certificate of  Incorporation of Cinergy Global Foote Creek II, Inc.
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-151 *By-laws of Cinergy Global Foote Creek II, Inc. (Exhibit to Cinergy's
           Form U5S filed May 1, 2000.)

     B-152 *Certificate  of  Formation  of  Foote  Creek  II,  LLC. (Exhibit  to
           Cinergy's Form U5S filed May 1, 2000.)

     B-153 By-laws of Cinergy Foot Creek IV, Inc.

     B-154 *Articles of Association of Cinergy  Global Power  Services  Limited.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-155 *Articles of Association of Cinergy Global Power Limited. (Exhibit to
           Cinergy's Form U5S filed April 30, 1999.)

     B-156 *Articles of Association  of MPI  International  Limited. (Exhibit to
           Cinergy's Form U5S filed April 30, 1999.)

     B-157 *Certificate  of  Incorporation  on name  change of MPI International
           Limited. (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-158 *Articles  of  Association  of  Cinergy  Global  Power (UK)  Limited.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-159 *Articles of Association of Cinergy Global Trading  Limited. (Exhibit
           to Cinergy's Form U5S filed May 1, 2000.)

     B-160 *Certificate  of  Incorporation  of Cinergy Global San Gorgonio, Inc.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-161 *By-laws of Cinergy  Global San Gorgonio,  Inc. (Exhibit to Cinergy's
           Form U5S filed April 30, 1999.)

     B-162 *Certificate of Formation of San Gorgonio  Westwinds II, LLC.(Exhibit
           to Cinergy's Form U5S filed April 30, 1999.)

     B-163 *Certificate  of  Incorporation  of  Cinergy  Global  Holdings,  Inc.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-164 *By-laws of Cinergy Global Holdings,  Inc. (Exhibit to Cinergy's Form
           U5S filed April 30, 1999.)

     B-165 *Articles  of  Association  of  Cinergy  Holdings  B.V.  (Exhibit  to
           Cinergy's Form U5S filed April 30, 1999.)

     B-166 *Articles of Association of Cinergy Zambia B.V. (Exhibit to Cinergy's
           Form U5S filed April 30, 1999.)

     B-167 *Articles of  Association  of  Copperbelt. (Exhibit to Cinergy's Form
           U5S filed April 30, 1999.)

     B-168 *Articles  of  Association  of  Cinergy  Turbines  B.V.  (Exhibit  to
           Cinergy's Form U5S filed April 30, 1999.)

     B-169 *Certificate  of  Incorporation of EOS I. (Exhibit to Cinergy's  Form
           U5S filed April 30, 1999.)

     B-170 *Certificate  of  Incorporation of EOS II. (Exhibit to Cinergy's Form
           U5S filed April 30, 1999.)

     B-171 *Articles of Association  of Cinergy Hydro B.V. (Exhibit to Cinergy's
           Form U5S filed April 30, 1999.)

     B-172 *Articles of  Association  of Crisa. (Exhibit to  Cinergy's  Form U5S
           filed April 30, 1999.)

     B-173 *Certificate  of  Incorporation  of Cinergy Global Power Iberia, S.A.
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-174 *Articles  of  Association  of  Cinergy  Global  Power  Iberia,  S.A.
           (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-175 *Certificate of Incorporation of Escambeo, S.L. (Exhibit to Cinergy's
           Form U5S filed on May 1, 2000.)

     B-176 *Articles of Association of Escambeo, S.L. (Exhibit to Cinergy's Form
           U5S filed on May 1, 2000.)

     B-177 *Certificate  of  Incorporation  of  Parque  Eolico  de  Ascoy,  S.A.
           (Exhibit to Cinergy's Form U5S filed on May 1, 2000.)

     B-178 *Articles of Association of Parque Eolico de Ascoy,  S.A. (Exhibit to
           Cinergy's Form U5S filed on May 1, 2000.)

     B-179 *Certificate  of  Incorporation  of  Ventoabrego,  S.L.  (Exhibit  to
           Cinergy's Form U5S filed on May 1, 2000.)

     B-180 *Articles of Association of  Ventoabrego,  S.L. (Exhibit to Cinergy's
           Form U5S filed on May 1, 2000.)

     B-181 *Articles of Association of Vendresse  Limited. (Exhibit to Cinergy's
           Form U5S filed April 30, 1999.)

     B-182 *Articles of Association of Cinergy 1 B.V. (Exhibit to Cinergy's Form
           U5S filed April 30, 1999.)

     B-183 *Statement of Incorporation  of Startekor. (Exhibit to Cinergy's Form
           U5S filed April 30, 1999.)

     B-184 *Statement of Incorporation  of Narva. (Exhibit to Cinergy's Form U5S
           filed April 30, 1999.)

     B-185 *Articles of Association of Cinergy Global Resources 1 B.V.  (Exhibit
           to Cinergy's Form U5S filed April 30, 1999.)

     B-186 *Extract  from the  Companies  Register  for  Moravske Teplarny  a.s.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-187 *Extract from the Companies  Register for Plzenska Energetika  s.r.o.
           (Exhibit to Cinergy's Form U5S filed April 30, 1999.)

     B-188 *Articles of Association of Cinergy Global Resources a.s. (Exhibit to
           Cinergy's Form U5S filed April 30, 1999.)

     B-189 Articles of Association of Cinergy Global Resources 1 Sp. Z.o.o.

     B-190 *Articles  of  Association  of  Cinergetika   U/L  a.s.  (Exhibit  to
           Cinergy's Form U5S filed on May 1, 2000.)

     B-191 *Articles of  Association  of  Energetika  Chropyne  a.s. (Exhibit to
           Cinergy's Form U5S filed on May 1, 2000.)

     B-192 *Articles  of  Association  of Teplarna  Otrokovice  a.s. (Exhibit to
          Cinergy's Form U5S filed on May 1, 2000.)

     B-193 *Articles of Association of Cinergy 2 B.V. (Exhibit to Cinergy's Form
           U5S filed April 30, 1999.)

     B-194 *Certificate of Incorporation  of Desebro. (Exhibit to Cinergy's Form
           U5S filed April 30, 1999.)

     B-195 *Certificate  of  Incorporation   of  Northeolic  Pico  Gallo,  S.L..
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-196 *Articles of Association of Northeolic Pico Gallo,  S.L.. (Exhibit to
           Cinergy's Form U5S filed May 1, 2000.)

     B-197 *Certificate of  Incorporation of Desarrollos  Eolico El Aguila, S.A.
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-198 *Articles  of  Association  of  Desarrollos  Eolico  El  Aguila, S.A.
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-199 *Certificate of Incorporation of Sinergia Aragonesa, S.L. (Exhibit to
           Cinergy's Form U5S filed May 1, 2000.)

     B-200 *Articles of  Association  of Sinergia  Aragonesa,  S.L.  (Exhibit to
           Cinergy's Form U5S filed May 1, 2000.)

     B-201 *Deed of Incorporation of Cinergy Global Baghabari I B.V. (Exhibit to
           Cinergy's Form U5S filed May 1, 2000.)

     B-202 *Certificate  of  Incorporation  of Cinergy  Global Baghabari  I B.V.
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-203 *Certificate  of  Incorporation of Baghabari  Power Company  Limited.
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-204 *Articles of Association of Baghabari Power Company Limited. (Exhibit
           to Cinergy's Form U5S filed May 1, 2000.)

     B-205 *Deed of Incorporation  of Cinergy Global  Baghabari II B.V. (Exhibit
           to Cinergy's Form U5S filed May 1, 2000.)

     B-206 *Certificate of  Incorporation  of Cinergy  Global  Baghabari II B.V.
           (Exhibit to Cinergy's Form U5S filed May 1, 2000.)

     B-207 *Deed of Incorporation of Cinergy Global 3 B.V. (Exhibit to Cinergy's
           Form U5S filed May 1, 2000.)

     B-208 *Certificate  of  Incorporation  of Cinergy Global 3 B.V. (Exhibit to
           Cinergy's Form U5S filed May 1, 2000.)

     B-209 Certificate of Incorporation  and Articles of Association of Cinergy
           South Africa Investments 1 B.V.(formerly Cinergy Global Power 3 B.V.)

     B-210 No information is being filed under the designation of Exhibit B-210

     B-211 Certificate of Incorporation of Egoli Gas (Proprietary) Limited

     B-212 Articles of Association of Egoli Gas (Proprietary) Limited

     B-213 *Deed of Incorporation of Cinergy Global 4 B.V. (Exhibit to Cinergy's
           Form U5S filed May 1, 2000.)

     B-214 *Certificate  of  Incorporation  of Cinergy Global 4 B.V. (Exhibit to
           Cinergy's Form U5S filed May 1, 2000.)

     B-215 Certificate of Incorporation of Cinergy Global 5 B.V.

     B-216 Articles of Incorporation of Cinergy Global 5 B.V.

     B-217 *Memorandum of Association of Cinergy Global (Cayman) Holdings,  Inc.
           (formerly  Cinergy MPI III,  Inc.).  (Memorandums  of Association  of
           Cinergy MPI II, Inc.  through  Cinergy MPI XV, Inc. are  identical to that of Cinergy  Global  Hydrocarbons  Pakistan and will be furnished upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-218 *Articles of  Association of Cinergy Global  (Cayman) Holdings,  Inc.
           (formerly Cinergy MPI III, Inc.). (Articles of Association of Cinergy
           MPI II, Inc.  through  Cinergy MPI XV, Inc. are  identical to that of
           Cinergy  Global  Hydrocarbons  Pakistan  and will be  furnished  upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-219*Memorandum of Association  of Cinergy  Global  Hydrocarbons  Pakistan
          (formerly Cinergy MPI I, Inc.). (Memorandums of Association of Cinergy
          MPI II, Inc.  through  Cinergy MPI XV, Inc.  are  identical to that of
          Cinergy  Global  Hydrocarbons  Pakistan  and  will be  furnished  upon request.) (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-220*Articles of  Association  of Cinergy  Global  Hydrocarbons  Pakistan.
          (Articles of Association of Cinergy MPI II, Inc.  through  Cinergy MPI
          XV, Inc. are identical to that of Cinergy Global Hydrocarbons Pakistan and will be furnished  upon  request.)  (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-221 *Memorandum of  Association  of Cinergy  Global Tsavo Power (formerly
           Cinergy MPI II, Inc.). (Memorandums of Association of Cinergy MPI II,
           Inc.  through  Cinergy MPI XV, Inc. are  identical to that of Cinergy
           Global  Hydrocarbons Pakistan  and will be furnished  upon  request.)
           (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-222 *Articles  of  Association  of Cinergy  Global  Tsavo Power (formerly
           Cinergy MPI II,  Inc.).  (Articles of  Association of Cinergy MPI II,
           Inc.  through  Cinergy MPI XV, Inc. are  identical to that of Cinergy
           Global  Hydrocarbons Pakistan  and will be furnished  upon  request.)
           (Exhibit to Cinergy's Form U5S filed May 1, 1998.)

     B-223 No information is being filed under the designation of Exhibit B-223

     B-224 Articles of Association of IPS - Cinergy Power Limited

     B-225 Certificate of Incorporation of Tsavo Power Company Limited

     B-226 Articles of Association of Tsavo Power Company Limited

     B-227 Certificate  of  Amendment of Certificate of Incorporation of Cinergy
           Global One, Inc. (need to determine the most recent one to be filed)

     B-228 By-laws of Cinergy Global One, Inc.

     B-229 *Articles of Association  of Semutang. (Exhibit to Cinergy's Form U5S
           filed April 30, 1999.)

     B-230 *Certificate  of  Incorporation  of Cinergy UK. (Exhibit to Cinergy's
           Form U5S filed May 1, 1997.)

     B-231 *By-laws  of  Cinergy  UK as  amended, July  15,  1999.  (Exhibit  to
           Cinergy's Form U5S filed May 1, 2000.)

     B-232 *Articles of  Incorporation  of Argentina. (Exhibit to Cinergy's Form
           U5S filed May 1, 1996.)

     B-233 *By-laws of  Argentina. (Exhibit to  Cinergy's  Form U5S filed May 1,
           1996.)

     B-234 *Articles of  Incorporation  of Costanera. (Exhibit to Cinergy's Form
           U5S filed May 1, 1996.)

     B-235 *By-laws of  Costanera. (Exhibit to  Cinergy's  Form U5S filed May 1,
           1996.)

     B-236 *Articles of Incorporation of PSI Energy  Argentina, Inc. (Exhibit to
           Cinergy's Form U5S filed May 1, 1996.)

     B-237 *By-laws of PSI Energy Argentina, Inc. (Exhibit to Cinergy's Form U5S
           filed May 1, 1996.)

     B-238 *Memorandum  of  Association  of Anglian  Straw  Limited. (Exhibit to
           Cinergy's Form U5S filed May 1, 2000.)

     B-239 *Certificate  of  Incorporation of  Ely  Power  Limited. (Exhibit  to
           Cinergy's Form U5S filed May 1, 2000.)

     B-240Amended Certificate of Formation of CinTec LLC dated November 29, 2000

     B-241 Certificate of Formation of CinTech LLC dated November 15, 2000

     B-242 Amended Certificate of Formation of CinTec I LLC dated November 29,
           2000

     B-243 Certificate of Formation of CinTech I LLC dated November 15, 2000

     B-244 By-laws of Cinergy Technologies, Inc. as amended September 5, 2000.

     B-245 Amended Certificate of Incorporation of Cinergy Technologies, Inc.

     B-246 Certificate of Formation of Cinergy Ventures LLC

     B-247 Certificate of Formation of Cinergy Ventures II LLC

     B-248 Certificate of Formation of Cinergy e-Supply Network LLC

     B-249 Certificate of Formation of Cinergy One, Inc.

     B-250 By-laws of Cinergy One, Inc.

     B-251 Certificate of Incorporation of Cinergy Two, Inc.

     B-252 Instrument of Organization for Cinergy Two, Inc.

     B-253 By-laws of Cinergy Two, Inc.

     B-254 Certificate of Incorporation of Cinergy Wholesale Energy, Inc.

     B-255 Regulations of Cinergy Wholesale Energy, Inc.

     B-256 Certificate of Formation for Cinergy Power Generation Services, LLC

     B-257 By-laws of Optimira Controls, Inc. (Filed under Cover of Form SE.)

     B-258 Articles of Incorporation of Optimira Controls, Inc.

     B-259 Articles of Organization for Green Power G.P. LLC

     B-260 Certificate of Formation of Green Power Holdings LLC

     B-261 Certificate of Formation of Green Power Limited LLC

     B-262 Articles of Incorporatio of MPI Acquisitions

     B-263 By-laws of MPI Acquisitions

     B-264 Form 10 for Renewable Trading Limited

     B-265 Memorandum and Articles of Association of Renewable Trading Limited

     B-266 Certificate of Incorporation on Change of Name of UK Electric Power
           Limited

     B-267 New Articles of Association of UK Electric Power Limited

     B-268 Articles of Association of Age Inversiones en Medio Ambiente, S.L.

     B-269Certificate of  Incorporation  of Age  Inversiones en Medio  Ambiente,
          S.L.

     B-270 Articles of Association of Agrupacion Rubi, S.A.

     B-271 Certificate of Incorporation of Agrupacion Rubi, S.A.

     B-272 Articles of Association of Rubi Tractament Termic Eficient, S.A.

     B-273 Certificate of Incorporation of Rubi Tractament Termic Eficient, S.A.

     B-274 Articles of Association of Tractaments De Juneda, S.A.

     B-275 Certificate of Incorporation of Tractaments De Juneda, S.A.

     B-276 Articles of Sinergia Andaluza, S.L.

     B-277 Certificate of Incorporation of Sinergia Andaluza, S.L.

     B-278 Statutes of the Company of Corporacion Eolica Aragonesa, S.A.

     B-279 Certificate of Incorporation of Corporacion Eolica Aragonesa, S.A.

     B-280 Articles of Association of Corporacion Eolica, S.L.

     B-281 Certificate of Incorporation of Corporacion Eolica, S.L.

     B-282 Form 10 for Commercial Electricity Supplies Limited

     B-283 Memorandum and Articles of Association of Commercial Electricity
           Supplies Limited (formerly named UK Electric Power Limited)

     B-284 Articles of Association of EoloCrisa, S.L.

     B-285 Certificate of Incorporation of EoloCrisa, S.L.

     B-286 Certificate of Formation of eVent (Triple Point) LLC

     B-287 Articles of Incorporation of Q-Comm Corporation (Filed under cover of Form SE.)

     B-288 By-laws of Incorporation of Q-Comm Corporation (Filed under cover of Form SE.)

     B-289 Articles of Incorporation of Miller Pipeline Corporation (Filed under cover of Form SE.)

     B-290 By-laws of Miller Pipeline Corporation (Filed under
           cover of Form SE.)

     B-291 Articles of Association of Cinergy Eesti OU.

     B-292 Statement of Incorporation of Cinergy Eesti OU.

     C-1  *Original  Indenture  (First  Mortgage Bonds) dated September 1, 1939, between  PSI and  The  First  National  Bank of  Chicago,  as  Trustee
          (Exhibit  A-Part 3 in File No. 70-258),  and LaSalle  National Bank as
          successor Trustee (Supplemental Indenture dated March 30, 1984).

     C-2  *Twenty-fifth   Supplemental  Indenture  between  PSI  and  The  First
          National Bank of Chicago dated September 1, 1978. (Exhibit to File No.
          2-62543.)

     C-3  *Thirty-fifth   Supplemental  Indenture  between  PSI  and  The  First
          National Bank of Chicago dated March 30, 1984.  (Exhibit to PSI's 1984
          Form 10-K in File No. 1-3543.)

     C-4  *Forty-second  Supplemental Indenture between PSI and LaSalle National
          Bank dated  August 1, 1988.  (Exhibit  to PSI's 1988 Form 10-K in File
          No. 1-3543.)

     C-5  *Forty-fourth  Supplemental Indenture between PSI and LaSalle National
          Bank dated  March 15,  1990.  (Exhibit to PSI's 1990 Form 10-K in File
          No. 1-3543.)

     C-6  *Forty-fifth  Supplemental  Indenture between PSI and LaSalle National
          Bank dated  March 15,  1990.  (Exhibit to PSI's 1990 Form 10-K in File
          No. 1-3543.)

     C-7  *Forty-sixth  Supplemental  Indenture between PSI and LaSalle National
          Bank dated June 1, 1990.  (Exhibit to PSI's 1991 Form 10-K in File No.
          1-3543.)

     C-8  *Forty-seventh Supplemental Indenture between PSI and LaSalle National
          Bank dated July 15, 1991. (Exhibit to PSI's 1991 Form 10-K in File No.
          1-3543.)

     C-9  *Forty-eighth  Supplemental Indenture between PSI and LaSalle National
          Bank dated July 15, 1992. (Exhibit to PSI's 1992 Form 10-K in File No.
          1-3543.)

     C-10 *Forty-ninth  Supplemental  Indenture between PSI and LaSalle National
          Bank dated February 15, 1993. (Exhibit to PSI's 1992 Form 10-K in File
          No. 1-3543.)

     C-11 *Fiftieth Supplemental Indenture between PSI and LaSalle National Bank dated February 15, 1993.  (Exhibit to PSI's 1992 Form 10-K in File No.
          1-3543.)

     C-12 *Fifty-first  Supplemental  Indenture between PSI and LaSalle National
          Bank dated February 1, 1994.  (Exhibit to PSI's 1993 Form 10-K in File
          No. 1-3543.)

     C-13 *Fifty-second  Supplemental Indenture between PSI and LaSalle National
          Bank dated April 30, 1999.  (Exhibit to PSI' s March 31, 1999,
          Form 10-Q in File No. 1-3543.)

     C-14 *Indenture (Secured Medium-term Notes, Series A), dated July 15, 1991, between PSI and LaSalle  National Bank, as Trustee.  (Exhibit to PSI's
          Form  10-K/A,  Amendment  No.  2,  dated  July 15,  1993,  in File No.
          1-3543.)

     C-15 *Indenture (Secured Medium-term Notes, Series B), dated July 15, 1992, between PSI and LaSalle  National Bank, as Trustee.  (Exhibit to PSI's
          Form  10-K/A,  Amendment  No.  2,  dated  July 15,  1993,  in File No.
          1-3543.)

     C-16 *Loan Agreement  between PSI and the City of Princeton,  Indiana dated as of November 7, 1996.  (Exhibit to PSI' s September  30, 1996,  Form
          10-Q in File No. 1-3543.)

     C-17 *Loan Agreement  between PSI and the City of Princeton,  Indiana dated as of February 1, 1997.  (Exhibit to Cinergy' s 1996 Form 10-K in File
          No. 1-11377.)

     C-18 *Indenture  dated  November 15, 1996,  between PSI and The Fifth Third
          Bank,  as Trustee.  (Exhibit to  Cinergy' s  1996 Form 10-K in File No.
          1-11377.)

     C-19 *First  Supplemental  Indenture  (6.35% due 2006) dated  November  15,
          1996,  between PSI and The Fifth Third Bank,  as Trustee.  (Exhibit to
          Cinergy' s 1996 Form 10-K in File No. 1-11377.)

     C-20 *Third Supplemental  Indenture dated as of March 15, 1998, between PSI and the Fifth  Third Bank,  as  Trustee.  (Exhibit to PSI' s 1997 Form
          10-K in File No. 1-3543.)

     C-21 *Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and The Fifth  Third Bank,  as  Trustee.  (Exhibit to PSI' s 1998 Form
          10-K in File No. 1-3543.)

     C-22 *Fifth  Supplemental  Indenture dated as of December 15, 1998, between
          PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI' s 1998 Form
          10-K in File No. 1-3543.)

     C-23 *Sixth Supplemental  Indenture dated as of April 30, 1999, between PSI and The Fifth  Third Bank,  as  Trustee.  (Exhibit to PSI' s March 31,
          1999, Form 10-Q in File No. 1-3543.)

     C-24 *Seventh Supplemental  Indenture dated as of October 20, 1999, between
          PSI and The Fifth Third Bank, as Trustee. (Exhibit to PSI' s September
          30, 1999, Form 10-Q in File No. 1-3543.)

     C-25 *Unsecured  Promissory Note dated as of October 14, 1998,  between PSI and the Rural Utilities Service.  (Exhibit to PSI' s 1998 Form 10-K in
          File No. 1-3543.)

     C-26 *Loan  Agreement  between  PSI  and  the  Indiana  Department  Finance
          Authority dated as of July 15, 1998. (Exhibit to PSI' s June 30, 1998,
          Form 10-Q in File No. 1-3543.)

     C-27 *Loan  Agreement  between  PSI and  the  Indiana  Development  Finance
          Authority  dated as of May 1, 2000.  (Exhibit  to PSI' s June 30, 2000
          Form 10-Q in File No. 1-3543.)

     C-28 *Original Indenture (First Mortgage Bonds) between CG&E and The Bank of New  York  (as  successor  Trustee)  dated as of  August  1,  1936.
          (Exhibit to CG&E' s Registration Statement No. 2-2374.)

     C-29 *Fourteenth  Supplemental  Indenture  between CG&E and The Bank of New
          York dated as of  November 2, 1972.  (Exhibit  to CG&E' s  Registration
          Statement No. 2-60961.)

     C-30 *Thirty-third Supplemental Indenture between CG&E and The Bank of New
          York dated as of  September 1, 1992.  (Exhibit to CG&E' s Registration
          Statement No. 33-53578.)

     C-31 *Thirty-fourth Supplemental Indenture between CG&E and The Bank of New
          York dated as of October 1, 1993. (Exhibit to CG&E's September 30,
          1993, Form 10-Q in File No. 1-1232.)

     C-32 *Thirty-fifth Supplemental Indenture between CG&E and The Bank of New
          York dated as of January 1,  1994. (Exhibit  to CG&E' s Registration
          Statement No. 33-52335.)

     C-33 *Thirty-sixth Supplemental Indenture between CG&E and The Bank of New
          York dated as of February 15, 1994.  (Exhibit to CG&E' s Registration
          Statement No. 33-52335.)

     C-34 *Thirty-seventh Supplemental Indenture between CG&E and The Bank of
          New York dated as of October 4, 1996.  (Exhibit to Cinergy' s 1996 Form
          10-K in File No. 1-11377.)

     C-35 *Loan Agreement between CG&E and County of Boone, Kentucky dated as of
          February  1,  1985.  (Exhibit  to  CG&E's  1984  Form 10-K in File No.
          1-1232.)

     C-36 *Repayment  Agreement  between  CG&E and The  Dayton  Power  and Light
          Company  dated as of December 23,  1992.  (Exhibit to CG&E's 1992 Form
          10-K in File No. 1-1232.)

     C-37 *Loan Agreement between CG&E and County of Boone, Kentucky dated as of
          January  1,  1994.  (Exhibit  to  CG&E's  1993  Form  10-K in File No.
          1-1232.)

     C-38 *Loan Agreement between CG&E and State of Ohio Air Quality Development
          Authority  dated as of December 1, 1985.  (Exhibit to CG&E's 1985 Form
          10-K in File No. 1-1232.)

     C-39 *Loan  Agreement  between  CG&E  and the  State  of Ohio  Air  Quality
          Development  Authority  dated as of September  13,  1995.  (Exhibit to
          CG&E' s September 30, 1995, Form 10-Q in File No. 1-1232.)

     C-40 *Loan  Agreement  between  CG&E and  State of Ohio  Water  Development
          Authority  dated as of January 1, 1994.  (Exhibit  to CG&E' s 1993 Form
          10-K in File No. 1-1232.)

     C-41 *Loan Agreement between CG&E and State of Ohio Air Quality Development
          Authority  dated as of January 1, 1994.  (Exhibit  to CG&E's 1993 Form
          10-K in File No. 1-1232.)

     C-42 *Original  Indenture  (Unsecured Debt Securities) between CG&E and The
          Fifth Third Bank dated as of May 15, 1995. (Exhibit to CG&E' s Form 8-A dated July 24, 1995, in File No. 1-1232.)

     C-43 *First  Supplemental  Indenture  between CG&E and The Fifth Third Bank dated as of June 1, 1995.  (Exhibit to CG&E's June 30, 1995, Form 10-Q
          in File No. 1-1232.)

     C-44 *Second  Supplemental  Indenture between CG&E and The Fifth Third Bank dated as of June 30, 1995.  (Exhibit to CG&E's Form 8-A dated July 24,
          1995, in File No. 1-1232.)

     C-45 *Third  Supplemental  Indenture  between CG&E and The Fifth Third Bank dated as of October 9, 1997.  (Exhibit to CG&E' s  September  30, 1997,
          Form 10-Q in File No. 1-1232.)

     C-46 *Fourth  Supplemental  Indenture between CG&E and The Fifth Third Bank dated as of April 1, 1998.  (Exhibit to CG&E' s  March 31,  1998,  Form
          10-Q in File No. 1-1232.)

     C-47 *Fifth  Supplemental  Indenture  between CG&E and The Fifth Third Bank dated as of June 9, 1998.  (Exhibit to CG&E' s June 30, 1998, Form 10-Q
          in File No. 1-1232.)

     C-48 *Original  Indenture (First Mortgage Bonds) between ULH&P and The Bank of New  York  dated  as of  February  1,  1949.  (Exhibit  to  ULH&P' s
          Registration Statement No. 2-7793.)

     C-49 *Fifth  Supplemental  Indenture between ULH&P and The Bank of New York dated as of January 1, 1967. (Exhibit to CG&E's Registration Statement
          No. 2-60961.)

     C-50 *Thirteenth  Supplemental  Indenture between ULH&P and The Bank of New
          York dated as of August 1, 1992. (Exhibit to ULH&P's 1992 Form 10-K in
          File No. 2-7793.)

     C-51 *Original Indenture  (Unsecured Debt Securities) between ULH&P and The
          Fifth Third Bank dated as of July 1, 1995.  (Exhibit  to ULH&P's  June
          30, 1995, Form 10-Q in File No. 2-7793.)

     C-52 *First  Supplemental  Indenture between ULH&P and The Fifth Third Bank dated as of July 15, 1995.  (Exhibit to ULH&P's  June 30,  1995,  Form
          10-Q in File No. 2-7793.)

     C-53 *Second Supplemental  Indenture between ULH&P and The Fifth Third Bank dated as of April 30,  1998.  (Exhibit to ULH&P' s  March 31, 1998 Form
          10-Q in File No. 2-7793.)

     C-54 *Third  Supplemental  Indenture between ULH&P and The Fifth Third Bank dated as of  December 8, 1998.  (Exhibit to ULH&P' s  1998 Form 10-K in
          File No. 2-7793.)

     C-55 *Fourth Supplemental  Indenture between ULH&P and The Fifth Third Bank dated as of September  17,  1999.  (Exhibit to ULH&P' s  September  30,
          1999, Form 10-Q in File No. 2-7793.)

     C-56 *Base Indenture dated as of October 15, 1998, between Global Resources and The Fifth Third Bank as Trustee.  (Exhibit to Cinergy' s September
          30, 1998, Form 10-Q in File No. 1-11377.)

     C-57 *First  Supplemental  Indenture dated as of October 15, 1998,  between
          Global  Resources  and The Fifth  Third Bank as  Trustee.  (Exhibit to
          Cinergy' s September 30, 1998, Form 10-Q in File No. 1-11377.)

     C-58 *Indenture  dated as of December  16,  1998,  between  Cinergy and The
          Fifth  Third  Bank.  (Exhibit to Cinergy' s 1998 Form 10-K in File No.
          1-11377.)

     C-59 *Indenture  dated as of April 15, 1999,  between Cinergy and The Fifth
          Third Bank.  (Exhibit to Cinergy' s March 31, 1999,  Form 10-Q in File
          No. 1-11377.)

     C-60 *Agreement  for Purchase and Sale of Assets,  dated March 31, 1994, by and  between  Columbia  Gas as Seller  and KO  Transmission  as Buyer.
          (Exhibit to Cinergy' s Form U5B filed January 23, 1995.)

     C-61 *Agreement  for Purchase and Sale of Line AM-4,  dated March 31, 1994, by and between  Columbia Gas as Seller and KO  Transmission  as Buyer.
          (Exhibit to Cinergy' s Form U5B filed January 23, 1995.)

     C-62 *Rights  Agreement between Cinergy and The Fifth Third Bank, as Rights
          Agent. (Exhibit to Cinergy' s Registration Statement on Form 8-A dated
          October 16, 2000.)

     D-1  Amended Agreement between Cinergy and subsidiary  companies for filing consolidated  income tax returns and for  allocation  of  consolidated income tax liabilities and benefits.

     D-2  Schedule  detailing  reallocation  of 1999  taxes in  accordance  with agreement filed as Exhibit D-1. (Filed pursuant to Rule 104(b).)

     F-1  Consolidating Financial Statements of Cinergy for 2000.

     F-2  Consolidating Financial Statements of CG&E for 2000.

     F-3  Consolidating  Financial Statements of Cinergy Technologies,  Inc. for
          2000. (Filed pursuant to Rule 104(b).)

     F-4  Consolidating  Financial  Statements of Investments  for 2000.  (Filed
          pursuant to Rule 104(b).)

     F-5  Consolidating  Financial  Statements  of  Capital & Trading  for 2000.
          (Filed pursuant to Rule 104(b).)

     F-6  Consolidating Financial Statements of CinCap VIII LLC for 2000. (Filed
          pursuant to Rule 104(b).)

     F-7  Consolidating  Financial  Statements  of  Solutions  for 2000.  (Filed
          pursuant to Rule 104(b).)

     F-8  Consolidating  Financial  Statements of Vestar,  Inc. for 2000. (Filed
          pursuant to Rule 104(b).)

     F-9  Consolidating  Financial Statements of 3036324 Nova Scotia Company for
          2000. (Filed pursuant to Rule 104(b).)

     F-10 Consolidating  Financial  Statements  of Cinergy  Solutions,  Inc. for
          2000. (Filed pursuant to Rule 104(b).)

     F-11 Consolidating  Financial  Statements  of  Global  Resources  for 2000.
          (Filed pursuant to Rule 104(b).)

     F-12 Consolidating  Financial  Statements of Cinergy Global Power, Inc. for
          2000. (Filed pursuant to Rule 104(b).)

     F-13 Consolidating  Financial  Statements of Cinergy  Holdings BV for 2000.
          (Filed pursuant to Rule 104(b).)

     F-14 Consolidating  Financial  Statements  of  Cinergy  Hydro BV for  2000.
          (Filed pursuant to Rule 104(b).)

     F-15 Consolidating  Financial  Statements of Cinergy Global  Resources 1 BV
          for 2000. (Filed pursuant to Rule 104(b).)

     F-16 Financial  Statements  of Cadence  for 2000.  (Filed  pursuant to Rule
          104(b).)

     F-17 Financial  Statements of CinCap IV, LLC for 2000.  (Filed  pursuant to
          Rule 104(b).)

     F-18 Financial  Statements  of CinCap V, LLC for 2000.  (Filed  pursuant to
          Rule 104(b).)

     F-19 Financial  Statements of Q-Comm  Corporation for 2000. (Filed pursuant to Rule 104(b).)

     F-20 Financial Statements of Lattice  Communications,  LLC for 2000. (Filed
          pursuant to Rule 104(b).)

     F-21 No information is being filed under the designation of Exhibit F-21

     F-22 Summary of Selected  Financial  Information  of  Trigen-Cinergy  Joint
          Ventures for 2000. (Filed pursuant to Rule 104(b).)

     F-23 Financial  Statements of Oklahoma Aracadian  Utilities,  LLC for 2000.
          (Filed pursuant to Rule 104(b).)

     F-24 Financial Statements of Shreveport Red River Utilities,  LLC for 2000.
          (Filed pursuant to Rule 104(b).)

     F-25 Item 6. Part III – Supplemental Information Regarding Compensation and
          Security Ownership of Officers and Directors of System Companies.

     F-26 Classified  plant accounts and related  depreciation  or  amortization reserve  schedules  included  in the FERC Form  Nos.  1 and 2 of CG&E.
          (Filed under cover of Form SE.)

     F-27 Classified  plant accounts and related  depreciation  or  amortization reserve schedules included in the FERC Form No. 1 of PSI. (Filed under cover of Form SE.)

     F-28 Classified  plant accounts and related  depreciation  or  amortization reserve  schedules  included  in the FERC Form Nos.  1 and 2 of ULH&P.
          (Filed under cover of Form SE.)

     F-29 Classified  plant accounts and related  depreciation  or  amortization reserve  schedules  included in the Annual  Report of West Harrison to the Indiana Utility Regulatory  Commission (IURC).  (Filed under cover of Form SE.)

     F-30 Classified  plant accounts and related  depreciation  or  amortization reserve schedules included in the Annual Report of Lawrenceburg to the
          IURC. (Filed under cover of Form SE.)

     F-31 The FERC Form No. 2A for KO  Transmission.  (Filed under cover of Form
          SE.)

     F-32 The Annual Report of Trigen-Cinergy Cincinnati to the Public Utilities
          Commission of Ohio. (Filed under the Cover of Form SE.)

     H    Organizational  chart showing  relationship of EWGs and FUCOs to other system companies.

     I-1  Financial  Statements  of Copperbelt  for the year ended  December 31,
          2000. (Filed pursuant to Rule 104(b).)

     I-2  Financial  Statements  of EOS I for the year ended  December 31, 2000.
          (Filed pursuant to Rule 104(b).)

     I-3  Financial  Statements of EOS II for the year ended  December 31, 2000.
          (Filed pursuant to Rule 104(b).)

     I-4  Financial  Statements  of Narva for the year ended  December 31, 2000.
          (Filed pursuant to Rule 104 (b).)

     I-5  Financial Statements of Desarrollo  Eolico del Ebro, S.A. for the year ended December 31, 2000. (Filed pursuant to Rule 104(b).)

     J    Response to Item 9, Part I (b) and (c) for all EWGs and FUCOs. (Filed
          pursuant to Rule 104(b).)

SIGNATURE

Each undersigned  system company has duly caused this annual report to be signed on its behalf by the  undersigned  thereunto  duly  authorized  pursuant  to the requirements of the Public Utility Holding Company Act of 1935. The signature of each  undersigned  company  shall be  deemed to relate  only to  matters  having reference to such company or its subsidiaries.

                                                CINERGY CORP.

                                 By:         /s/Lisa D. Gamblin
                                             -------------------

                                                Lisa D. Gamblin
                                         Vice President and Treasurer

Date:  April 30, 2001